EXHIBIT 99.1

Index to Exhibit 99.1

ITEM 6.	Selected Financial Data

The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the Consolidated Financial Statements and related Notes to Consolidated Financial Statements included in Item 8 in this Form 10-K. The functional currency of the primary economic environment in which the operations of Mylan and its subsidiaries in the U.S. are conducted is the U.S. Dollar. The functional currency of non-U.S. subsidiaries is generally the local currency in the country in which each subsidiary operates.

	Year Ended December 31,
(In thousands, except per share amounts)	2013	2012	2011 (1)	2010	2009
Statements of Operations:
Total revenues	$6,909,143	$6,796,110	$6,129,825	$5,450,522	$5,092,785
Cost of sales (2)	3,868,800	3,887,806	3,566,461	3,233,125	3,018,313
Gross profit	3,040,343	2,908,304	2,563,364	2,217,397	2,074,472
Operating expenses:
Research and development	507,823	401,341	294,728	282,146	275,258
Selling, general and administrative	1,411,629	1,400,747	1,214,631	1,086,609	1,050,145
Litigation settlements, net	(14,639)	(3,133)	48,556	127,058	225,717
Earnings from operations	1,135,530	1,109,349	1,005,449	721,584	523,352
Interest expense	313,336	308,699	335,944	331,462	318,496
Other (expense) income, net	(74,854)	3,429	(14,869)	(34,178)	22,119
Earnings before income taxes and noncontrolling interest	747,340	804,079	654,636	355,944	226,975
Income tax provision (benefit)	120,808	161,145	115,833	10,402	(20,773)
Net earnings attributable to the noncontrolling interest	(2,821)	(2,084)	(1,993)	(427)	(15,177)
Net earnings attributable to Mylan Inc. before preferred dividends	623,711	640,850	536,810	345,115	232,571
Preferred dividends	—	—	—	121,535	139,035
Net earnings attributable to Mylan Inc. common shareholders	$623,711	$640,850	$536,810	$223,580	$93,536
Selected Balance Sheet data:
Total assets	$15,294,815	$11,931,897	$11,598,143	$11,536,804	$10,801,734
Working capital (3)	1,507,076	1,709,214	1,005,688	1,749,831	1,567,239
Short-term borrowings	439,797	298,987	128,054	162,451	184,352
Long-term debt, including current portion of long-term debt	7,586,461	5,431,948	5,168,226	5,268,185	4,991,335
Total equity	2,959,907	3,355,828	3,504,782	3,615,401	3,145,198
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$1.63	$1.54	$1.25	$0.69	$0.31
Diluted	$1.58	$1.52	$1.22	$0.68	$0.30
Weighted average common shares outstanding:
Basic	383,327	415,210	430,839	324,453	305,162
Diluted	394,454	420,236	438,785	328,979	306,913

____________
(1)The weighted average common shares outstanding includes the full year effect of the conversion of the 6.50% mandatorily convertible preferred stock into approximately 125.2 million shares of common stock.
(2)Cost of sales includes the following amounts primarily related to the amortization of purchased intangibles from acquisitions: $353.1 million, $349.5 million, $348.6 million, $309.2 million and $282.5 million for 2013, 2012, 2011, 2010 and 2009, respectively. In addition, cost of sales included the following amounts related to impairment charges to IPR&D assets: $18.0 million $41.6 million and $16.2 million, in 2013, 2012 and 2011, respectively.
(3)Working capital is calculated as current assets minus current liabilities.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition And Results of Operations

The following discussion and analysis addresses material changes in the financial condition and results of operations of Mylan Inc. and subsidiaries (collectively, the “Company,” “Mylan,” “our” or “we”) for the periods presented. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements, the related Notes to Consolidated Financial Statements and our other Securities and Exchange Commission (“SEC”) filings and public disclosures.

This Form 10-K may contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition and expected activities and expenditures, and at times may be identified by the use of words such as “may,” “will,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “pursue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described above under “Risk Factors” in Part I, Item 1A. We undertake no obligation to update any forward-looking statements for revisions or changes after the filing date of this Form 10-K.

Executive Overview

Mylan is a leading global pharmaceutical company, which develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals. Mylan is committed to setting new standards in health care, and our mission is to provide the world’s 7 billion people access to high quality medicine. To do so, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership.

Mylan offers one of the industry’s broadest product portfolios, including more than 1,300 marketed products, to customers in approximately 140 countries and territories. We operate a global, high quality vertically-integrated manufacturing platform, which includes more than 35 manufacturing facilities around the world and one of the world’s largest active pharmaceutical ingredient (“API”) operations. We also operate a strong research and development (“R&D”) network that has consistently delivered a robust product pipeline. Additionally, Mylan has a specialty business that is focused on respiratory and allergy therapies.

Mylan has two segments, “Generics” and “Specialty.” Generics primarily develops, manufactures, sells and distributes generic or branded generic pharmaceutical products in tablet, capsule, injectable or transdermal patch form, as well as API. Our generic pharmaceutical business is conducted primarily in the United States (“U.S.”) and Canada (collectively, “North America”); Europe, the Middle East and Africa (collectively, “EMEA”); and India, Australia, Japan, New Zealand and Brazil (collectively, “Rest of World”). References in this Annual Report to Asia Pacific represent our generic pharmaceutical business in India, Australia, Japan and New Zealand prior to the acquisition of Agila Specialties businesses (“Agila”) and the inclusion of Brazil within the Rest of World. Our API business is conducted through Mylan Laboratories Limited (“Mylan India”), which is included within the Rest of World in our Generics segment. Specialty engages mainly in the manufacture and sale of branded specialty injectable and nebulized products. We also report in Corporate/Other certain R&D expenses, general and administrative expenses, litigation settlements, amortization of intangible assets and certain purchase accounting items, impairment charges, if any, and other items not directly attributable to the segments.

Significant recent events include the following:
Agila Specialties
On February 27, 2013, the Company announced that it signed definitive agreements to acquire Agila, a developer, manufacturer and marketer of high-quality generic injectable products, from Strides Arcolab Limited (“Strides Arcolab”). The transaction closed on December 4, 2013, and the total purchase price was approximately $1.43 billion (net of cash acquired of $3.4 million), which includes estimated contingent consideration of $250 million. The contingent consideration, which could total a maximum of $461 million, is primarily related to the satisfaction of certain regulatory conditions, including any potential regulatory remediation costs and the resolution of certain pre-acquisition contingencies. The acquisition of Agila significantly expands and strengthens Mylan's existing injectables platform and portfolio, and also provides Mylan entry into certain new geographic markets.

Pfizer Japan Collaboration Agreement
Beginning in 2013, we established an exclusive long-term strategic collaboration with Pfizer Japan Inc. (“Pfizer Japan”) to develop, manufacture, distribute and market generic drugs in Japan. Under the agreement, both parties operate separate legal entities in Japan and collaborate on current and future generic products, sharing the costs and profits resulting from the collaboration. Mylan’s responsibilities in Japan primarily consist of managing operations, including R&D and manufacturing. Pfizer Japan’s responsibilities primarily consist of the commercialization of the combined generics portfolio and managing a combined marketing and sales effort.

Respiratory Delivery Platform
On December 23, 2011, we completed the acquisition of the exclusive worldwide rights to develop, manufacture and commercialize a generic equivalent to GlaxoSmithKline’s Advair® Diskus and Seretide® Diskus, incorporating Pfizer Inc.’s proprietary dry powder inhaler delivery platform (the “respiratory delivery platform”). Advair® Diskus and Seretide® Diskus are inhaled fixed-dose combinations of Fluticasone Propionate and Salmeterol delivered via a dry powder inhaler and are used to treat asthma and chronic obstructive pulmonary disorder. The acquisition of the respiratory delivery platform filled an important strategic gap in our product portfolio and expanded our focus on difficult-to-produce, limited competition products, and it has served as a base for our respiratory franchise. The respiratory delivery platform and scientific expertise are also being used to develop additional branded specialty products, building upon the capabilities and assets that we have in place within our Specialty segment. As part of the agreement, we will fund the remaining development and capital requirements as well as make certain potential development and commercial milestone payments as the products are brought to market.

This transaction was accounted for as a purchase of a business with a total purchase consideration of $348 million. This amount consisted of an initial cash payment of $22 million, approximately $4 million in assumed liabilities and contingent consideration with an estimated fair value of approximately $322 million to be paid upon the achievement of future development and commercial milestones and the sharing of future profits.

Other Transactions
In the fourth quarter of 2013, the Company entered into a licensing agreement with Pfizer for the exclusive worldwide rights to develop, manufacture and commercialize a novel long-acting muscarinic antagonist compound. Also during 2013, the Company entered into a definitive agreement with Biocon Limited for an exclusive strategic collaboration on the development and commercialization of generic versions of three insulin analog products.

Issuance of Senior Notes
In November 2013, we issued $2.0 billion aggregate principal amount of registered Senior Notes, comprised of 1.350% Senior Notes due 2016, 2.550% Senior Notes due 2019, 4.200% Senior Notes due 2023 and 5.400% Senior Notes due 2043. The net proceeds from the offering were used to fund the acquisition of Agila and for general corporate purposes, including, but not limited to, the repayment of short-term borrowings and funding of the share repurchase program executed in the fourth quarter of 2013.

In June 2013, we issued $1.15 billion aggregate principal amount of 1.800% Senior Notes due 2016 and 2.600% Senior Notes due 2018 (“June 2013 Senior Notes”) in a private offering exempt from the registration requirements of the Securities Act to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Company filed a registration statement with the SEC with respect to an offer to exchange these notes for registered notes with the same aggregate principal amount and terms substantially identical in all material respects. This registration statement was declared effective on January 31, 2014. The exchange offer will expire on March 3, 2014, unless extended or terminated by the Company. Net proceeds from the June 2013 Senior Notes were used to repay all of its outstanding $1.13 billion in U.S. Term Loans and for general corporate purposes.

Share Repurchase Programs
During 2013, the Company completed two share repurchase programs by purchasing approximately 28.5 million shares of common stock for approximately $1.0 billion. During 2012, the Company also completed two share repurchase programs by purchasing approximately 41.4 million shares of common stock for approximately $1.0 billion. During 2011, the Company repurchased approximately 14.8 million shares of common stock for approximately $350 million.

Financial Summary

For the year ended December 31, 2013, Mylan reported total revenues of $6.91 billion compared to $6.80 billion for the year ended December 31, 2012. This represents an increase in revenues of $113.0 million, or 1.7%. Consolidated gross profit for the current year was $3.04 billion, compared to $2.91 billion in the comparable prior year period, an increase of $132.0 million, or 4.5%. For the current year, earnings from operations were $1.14 billion, as compared to $1.11 billion for the year ended December 31, 2012, an increase of $26.2 million, or 2.4%.

Net earnings attributable to Mylan Inc. common shareholders decreased $17.1 million, or 2.7%, to $623.7 million for the year ended December 31, 2013 compared to $640.9 million for the prior year comparable period. Diluted earnings per common share attributable to Mylan Inc. increased 3.9% from $1.52 to $1.58 for the year ended December 31, 2013 compared to the prior year comparable period. A more detailed discussion of the Company’s financial results can be found below in the section titled “Results of Operations.”

Results of Operations
2013 Compared to 2012
Total Revenues and Gross Profit
For the year ended December 31, 2013, Mylan reported total revenues of $6.91 billion compared to $6.80 billion in the prior year period. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for the current year were $6.86 billion compared to $6.75 billion for the same prior year period, representing an increase of $106.4 million, or 1.6%. Other third party revenues for the current year were $52.5 million compared to $45.9 million in the prior year period, an increase of $6.6 million.

Mylan’s current year revenues were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in India, Japan and Australia. When translating total revenues for the current year at prior year comparative period exchange rates (“constant currency”), the unfavorable impact of foreign currency translation on current year total revenues was approximately $125 million, or 2%. As such, translating total revenues for 2013 at prior year foreign currency exchange rates would have resulted in year over year constant currency growth of approximately $238 million, or 4%. The contribution from new product launches in the current period of approximately $285 million was not as significant as the contribution in the comparable prior year period of approximately $922 million, a decline of approximately 69%. The North America region of the Generics segment accounted for the majority of this decline in the contribution from new product revenues in 2013 versus 2012. Offsetting the decline in new product revenues was 14% constant currency revenue growth in the Rest of World region of the Generics segment and 18% growth in the Specialty segment. On a constant currency basis, revenues from existing products decreased approximately $56 million. The decrease was driven by a pricing decline of approximately $377 million due to unfavorable pricing within Generics, partially offset by favorable pricing within Specialty. The pricing decline was partially offset by incremental volume within both Generics and Specialty, which contributed approximately $321 million to current year sales. The operating results of Agila have been included in Mylan’s consolidated financial statements since the acquisition date, December 4, 2013, and were not material.

In arriving at net revenues, gross revenues are reduced by provisions for estimates, including discounts, rebates, promotions, price adjustments, returns and chargebacks. See the section titled Application of Critical Accounting Policies in this Item 7, for a discussion of our methodology with respect to such provisions. For 2013, the most significant amounts charged against gross revenues were $2.35 billion related to chargebacks and $1.64 billion related to incentives offered to our direct customers, such as promotions and volume related incentives. For 2012, the most significant amounts charged against gross revenues were for chargebacks in the amount of $2.35 billion and incentives offered to our direct customers in the amount of $1.67 billion.

Cost of sales for the current year ended December 31, 2013 was $3.87 billion, compared to $3.89 billion in the prior year. Cost of sales is impacted by the amortization of acquired intangible assets and restructuring and other special items as described further in the section titled “Adjusted Earnings.” These items totaled approximately $423.8 million in the current year. The prior year cost of sales included similar purchase accounting and restructuring and other special items in the amount of $456.8 million. The decrease in current year purchase accounting and restructuring and other special items is principally the result of a $41.6 million in-process research and development (“IPR&D”) asset impairment charge in the prior year compared to an IPR&D asset impairment charge of $18.0 million in the current year. Excluding purchase accounting and restructuring and other special items, cost of sales in the current year increased to $3.45 billion from $3.43 billion, corresponding to the increase in sales.

Gross profit for the current year was $3.04 billion and gross margins were 44.0%. For 2012, gross profit was $2.91 billion, and gross margins were 42.8%. Excluding purchase accounting, restructuring and other special items discussed in the paragraph above, gross margins would have been approximately 50% in both 2013 and 2012. Gross margins were favorably impacted in the current year as a result of new product introductions by approximately 130 basis points and favorable pricing and volume on the EpiPen® Auto-Injector in our Specialty segment by approximately 70 basis points. These increases were almost entirely offset by lower gross margins on existing products principally as a result of unfavorable pricing within the Generics segment.

From time to time, a limited number of our products may represent a significant portion of our revenues, gross profit and net earnings. Generally, this is due to the timing of new product launches and the amount, if any, of additional competition in the market. Our top ten products in terms of sales, in the aggregate, represented approximately 31% and 28% of total revenues in 2013 and 2012, respectively.

Generics Segment
For the current year, Generics third party net revenues were $5.87 billion compared to $5.91 billion in the prior year period, a decrease of $40.0 million, or 0.7%. Foreign currency had an unfavorable impact on third party net revenues for the current year. When translated at prior year foreign currency exchange rates, Generics third party net revenues for the current year would have increased by approximately $83 million, or 1% when compared to the prior year period. Generics sales are derived primarily in or from North America, EMEA and the Rest of World.

Third party net revenues from North America were $3.01 billion for the current year, compared to $3.23 billion for the prior year, representing a decrease of $217.7 million, or 6.7%. The decrease in current year third party net revenues was due to a greater amount of revenue from new product launches in the prior year, which included the launches of Escitalopram, Valsartan and Hydrochlorothiazide Tablets, USP and Pioglitazone. Revenues from new product launches in the current year totaled $198 million compared to $784 million in the prior year, a decrease of approximately 75%. The effect of foreign currency translation was insignificant within North America.

Products generally contribute most significantly to revenues and gross margins at the time of their launch, even more so in periods of market exclusivity, or in periods of limited generic competition. As such, the timing of new product introductions can have a significant impact on Mylan’s financial results.

The entrance into the market of additional competition generally has a negative impact on the volume and pricing of the affected products. Additionally, pricing is often affected by factors outside of the Company’s control.

Third party net revenues from EMEA were $1.50 billion in 2013, compared to $1.36 billion in 2012, an increase of $143.3 million, or 10.6%. Translating current period third party net revenues from EMEA at comparable prior year exchange rates would have resulted in a year-over-year increase in third party net revenues of approximately $108 million, or 8%. This increase was the result of a double-digit increase in revenues in France and Italy as a result of new product revenue and favorable volumes. Partially offsetting this increase was unfavorable pricing in a number of European markets in which Mylan operates, as a result of government-imposed pricing reductions and competitive market conditions.

Local currency net revenues from Mylan’s businesses in France and Italy increased compared to the prior year as a result of new product launches and higher volumes on existing products partially offset by the impact of lower pricing due to government-imposed pricing reductions and an increasingly competitive market. Our market share in France remained relatively stable in 2013 as compared to 2012, and we remain the market leader.

In the United Kingdom, local currency third party net revenues increased by double digits in the current year versus the prior year as a result of favorable pricing on existing products combined with new product introductions.

In addition to France and Italy, certain other markets in which we do business, including Spain, have undergone government-imposed price reductions, and further government-imposed price reductions are expected in the future. Such measures, along with the tender systems discussed below, are likely to have a negative impact on sales and gross profit in these markets. However, government initiatives in certain markets that appear to favor generic products could help to mitigate this unfavorable effect by increasing rates of generic substitution and penetration.

A number of markets in which we operate have implemented or may implement tender systems for generic pharmaceuticals in an effort to lower prices. Generally speaking, tender systems can have an unfavorable impact on revenue and profitability. Under such tender systems, manufacturers submit bids that establish prices for generic pharmaceutical products. Upon winning the tender, the winning company will receive a preferential reimbursement for a period of time. The tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Additionally, the loss of a tender by a third party to whom we supply API can also have a negative impact on our sales and profitability. Sales, primarily in Germany, continue to be negatively affected by the impact of tender systems.

In the Rest of World, third party net revenues were $1.36 billion in 2013, compared to $1.33 billion in 2012, an increase of $34.4 million, or 2.6%. Excluding the unfavorable effect of foreign currency translation, calculated as described above, net third party revenues would have increased by approximately $190 million, or 14%. This increase was primarily driven by higher third party sales by our operations in India, particularly in the antiretroviral (“ARV”) franchise, as well as double digit constant currency growth in Japan.

The increase in third party net revenues from our operations in India, excluding the effect of foreign currency, is due to significant growth in sales of ARV products used in the treatment of HIV/AIDS, both as finished dosage form (“FDF”) generic products and API. In addition to third party sales, the Rest of World region also supplies both FDF generic products and API to Mylan subsidiaries in conjunction with the Company’s vertical integration strategy. Intercompany revenues recognized by the Rest of World region were $307.9 million in 2013, compared to $283.8 million in the prior year. These intercompany sales eliminate within, and therefore are not included in Generics or consolidated third party net revenues.

In Japan, third party net revenues, excluding the effects of foreign currency, increased by double digits as a result of higher volumes and new product introductions. In Australia, local currency third party net revenues were slightly lower than the prior year as a result of significant government imposed pricing reform, partially offset by new product sales and incremental volumes on existing products. As in EMEA, both Australia and Japan have undergone government-imposed price reductions which have had, and could continue to have, a negative impact on sales and gross profit in these markets.

Specialty Segment
For the current year, Specialty reported third party net revenues of $981.7 million, an increase of $146.3 million, or 17.6%, from the prior year period of $835.4 million. The increase was principally the result of higher sales of the EpiPen® Auto-Injector, which is used in the treatment of severe allergic reactions (anaphylaxis), as a result of favorable pricing and increased volume. The EpiPen® Auto-Injector is the number one dispensed epinephrine auto-injector. The market continues to grow as awareness of the risk of anaphylaxis increases. In addition, sales of the Perforomist® Inhalation Solution increased by double digits from the prior year as a result of favorable pricing.

Operating Expenses
Research & Development Expense
R&D expense in 2013 was $507.8 million, compared to $401.3 million in the same prior year period, an increase of $106.5 million. R&D increased due primarily to the expenses related to the development of our respiratory and biologics programs as well as the timing of internal and external product development projects. In addition, during 2013 the Company incurred up front licensing and milestone payments of approximately $49.4 million, which are included as a component of R&D expense.

Selling, General & Administrative Expense
Selling, general and administrative (“SG&A”) expense for the current year was $1.41 billion, compared to $1.40 billion for the prior year, an increase of $10.9 million. Primary factors contributing to the increase in SG&A include an increase in certain payroll and related employee benefit costs of approximately $42 million as we continue to build out our infrastructure in certain areas and acquisition related costs of approximately $37 million. Additional factors contributing to the increase in SG&A include fair value adjustments to contingent consideration of approximately $3 million during 2013. These items were partially offset by lower sales and marketing costs in Japan of approximately $29 million, as a result of the collaboration with Pfizer Japan and lower marketing and advertising related costs within our Specialty segment of approximately $14 million.

Litigation Settlements, net
During 2013, the Company recorded a $14.6 million net gain for litigation settlements, compared to a net gain of $3.1 million in the prior year period. The net gain in litigation settlements in the current year was principally related to recoveries of lost profits in patent-infringement matters totaling approximately $25 million, including recoveries related to product launches. These recoveries were offset by a $10.3 million charge related to a European Commission matter. In the prior year period, the Company recorded a $3.1 million net gain comprised of gains of approximately $34 million for the favorable resolution of patent infringement matters, partially offset by an approximate $20 million charge related to pricing litigation matters and other patent infringement matters.

Interest Expense
Interest expense for 2013 totaled $313.3 million, compared to $308.7 million for 2012. The increase in the current year is principally due to higher interest expense related to clean energy investments and non-cash accretion of contingent consideration liabilities. Included in interest expense is the amortization of the discounts and premiums on our convertible debt instruments and senior notes, which totals $28.2 million for the current period and $29.4 million for the same prior year period. Also included in interest expense for the current period is accretion of our contingent consideration liability related to certain acquisitions. The amount of accretion included in the current year was $32.3 million compared to $30.7 million in the prior year.

Other (Expense) Income, Net
Other (expense) income, net, was expense of $74.9 million in the current year compared to income of $3.4 million in the prior year period. Other (expense) income, net for the current year included charges of approximately $63.9 million related to the redemption of the 7.625% Senior Notes due in 2017, comprised of the redemption premium and the write-off of deferred financing fees. In addition, the Company incurred charges of approximately $8.7 million in conjunction with the Senior Credit Agreement refinancing transaction related to the write-off of deferred financing fees. Also included are losses from equity affiliates, foreign exchange transaction gains and losses and interest and dividend income.

Income Tax Expense
We recorded income tax expense of $120.8 million in 2013 compared to expense of $161.1 million in 2012, a decrease of $40.3 million. This decrease was primarily due to lower pretax income; an increase in business tax credits as a result of additional investments made during the year in facilities whose production is eligible for IRC Section 45 credits; a reduction in income subject to tax in the U.S.; and the retroactive effect of federal tax legislation enacted in January 2013. Partially offsetting these items were increases in valuation allowances for net operating losses in foreign jurisdictions, lower net foreign tax credit benefits and lower releases and settlements of uncertain tax positions in 2013. Also affecting the Company's changes to its tax provision were higher levels of income earned in jurisdictions with tax rates below the U.S. rate.

2012 Compared to 2011
Total Revenues and Gross Profit
For the year ended December 31, 2012, Mylan reported total revenues of $6.80 billion compared to $6.13 billion in 2011. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for 2012 were $6.75 billion compared to $6.11 billion for 2011, representing an increase of $644.0 million, or 10.5%. Other third party revenues for 2012 were $45.9 million compared to $23.5 million in 2011, an increase of $22.3 million, primarily due to increased royalties.

Mylan’s revenues were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s Euro-denominated subsidiaries, as well as the currencies of Mylan’s subsidiaries in India, Australia and Japan. The unfavorable impact of foreign currency translation on 2012 total revenues was approximately $197 million, or 3%. As such, translating total revenues for 2012 at prior year foreign currency exchange rates would have resulted in year-over-year growth of approximately $863 million, or approximately 14%. New product launches totaled approximately $922 million. On a constant currency basis, revenues from existing products decreased approximately $81 million. The decline in pricing of approximately $340 million was due to unfavorable pricing with Generics, partially offset by favorable pricing within Specialty. Incremental volume within both Generics and Specialty contributed approximately $260 million to current year sales.

In arriving at net revenues, gross revenues are reduced by provisions for estimates, including discounts, rebates, promotions, price adjustments, returns and chargebacks. See the section titled Application of Critical Accounting Policies in this Item 7, for a discussion of our methodology with respect to such provisions. For 2012, the most significant amounts charged against gross revenues were for chargebacks in the amount of $2.35 billion related to chargebacks and $1.67 billion related to incentives offered to our direct customers, such as promotions and volume related incentives. For 2011, the most significant amounts charged against gross revenues were for chargebacks in the amount of $2.13 billion and incentives offered to our direct customers in the amount of $1.26 billion.

Cost of sales for 2012 was $3.89 billion, compared to $3.57 billion in 2011. Cost of sales in 2012 was impacted by the amortization of acquired intangible assets, and restructuring and other special items as described further in the section titled “Adjusted Earnings.” These items totaled approximately $456.8 million, which includes an IPR&D asset impairment charge of $41.6 million. Cost of sales for 2011 included similar purchase accounting and restructuring and other special items in the amount of $373.2 million, including a $16.2 million IPR&D asset impairment charge. The increase in purchase accounting and restructuring and other special items is principally the result of various restructuring programs for certain production employees, the IPR&D impairment charge noted above and costs associated with the ratification of a new collective bargaining agreement with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 8-957 AFL-CIO. The agreement governs certain employees at our Morgantown, West Virginia manufacturing site, including the estimated withdrawal obligation from a multi-employer pension plan. Excluding these amounts, cost of sales increased to $3.43 billion from $3.19 billion, corresponding to the increase in sales.

Gross profit for 2012 was $2.91 billion and gross margins were 42.8%. For 2011, gross profit was $2.56 billion, and gross margins were 41.8%. Excluding the purchase accounting and other special items discussed in the paragraph above, gross margins would have been approximately 50% in 2012, and 48% in 2011. The increase in gross margin was the result of new product introductions in 2012, which increased gross margins by approximately 320 basis points and favorable pricing and volume on EpiPen® Auto-Injector in our Specialty segment, the impact of which was approximately 105 basis points. These increases were partially offset by lower gross margins on existing products principally as a result of unfavorable pricing in Generics.

From time to time, a limited number of our products may represent a significant portion of our net revenues, gross profit and net earnings. Generally, this is due to the timing of new product launches and the amount, if any, of additional competition in the market. Our top ten products in terms of sales, in the aggregate, represented approximately 28% and 23% of total revenues in 2012 and 2011, respectively.

Generics Segment
For 2012, Generics third party net revenues were $5.91 billion compared to $5.52 billion in 2011, an increase of $390.4 million, or 7.1%. Translating Generics 2012 third party net revenues at 2011 foreign currency exchange rates would have resulted in year-over-year growth of approximately $587 million, or 11%. Generics sales are derived primarily in or from North America, EMEA and Asia Pacific.

Third party net revenues from North America were $3.23 billion for 2012, compared to $2.82 billion for 2011, representing an increase of $405.5 million, or 14.4%. The increase in 2012 third party net revenues was primarily driven by new product launches, partially offset by lower sales of existing products. The effect of foreign currency translation was insignificant within North America.

The increase in 2012 third party net revenues from new product launches totaled approximately $784 million. Products generally contribute most significantly to revenues and gross margins at the time of their launch, even more so in periods of market exclusivity, or in periods of limited generic competition. As such, the timing of new product introductions can have a significant impact on Mylan’s financial results. The most significant new products launched in 2012 included Escitalopram Tablets USP, 5 mg, 10 mg and 20 mg, the first equivalent product to Forest Laboratories’ Lexapro®, Valsartan and Hydrochlorothiazide Tablets USP, the generic version of Novartis’ Diovan HCT® Tablets, Doxycycline Hyclate Delayed-release (DR) Tablets USP, 150 mg, the generic version of Mayne Pharma’s Doryx® 150 mg product that is marketed by Actavis Inc. (formerly known as Warner Chilcott) and Pioglitazone Tablets USP, 15 mg, 30 mg and 45 mg, the generic version of Takeda Pharmaceuticals Company’s Actos® Tablets.

The entrance into the market of additional competition generally has a negative impact on the volume and pricing of the affected products. Additionally, pricing is often affected by factors outside of the Company’s control. The decrease in existing products was due to both unfavorable pricing and volume.

Third party net revenues from EMEA were $1.36 billion in 2012, compared to $1.47 billion in 2011, a decrease of $109.8 million, or 7.5%. Third party net revenues from EMEA for 2012 were essentially flat when translated at comparable 2011 exchange rates. This slight decrease was the result of competitive market conditions, which resulted in lower pricing on existing products in a number of European markets in which Mylan operates, almost fully offset by new product introductions throughout Europe and favorable volume, principally in France and Italy.

Local currency net revenues from Mylan’s business in France increased slightly in 2012 as compared to 2011 as a result of new product launches and higher volumes on existing products almost fully offset by the impact of lower pricing due to government-imposed pricing reductions and an increasingly competitive market. Our market share in France remained relatively stable in 2012 as compared to 2011.

In Italy, excluding the effect of foreign currency, third party net revenues increased almost 20% as a result of successful product launches and increased market penetration, which had favorably affected sales volume. Italy was one of the fastest growing markets in Europe. Our growth in Italy outpaced the market in terms of both volume and sales value, in 2012.

In the U.K. and Spain, excluding the effect of foreign currency, third party net revenues increased approximately 2-4%, also the result of new product launches and incremental volume. Sales in both Italy and Spain were negatively impacted by governmental measures, which reduced pricing in both markets.

In addition to France, Spain and Italy, certain other markets in which we do business, including Portugal, have undergone government-imposed price reductions, and further government-imposed price reductions are expected in the future. Such measures, along with the tender systems discussed below, are likely to have a negative impact on sales and gross profit in these markets. However, government initiatives in certain markets, which appear to favor generic products, could help to offset some of this unfavorable effect by potentially increasing rates of generic substitution and penetration.

A number of markets in which we operate have implemented tender systems for generic pharmaceuticals in an effort to lower prices. Generally speaking, tender systems can have an unfavorable impact on revenue and profitability. Under such tender systems, manufacturers submit bids which establish prices for generic pharmaceutical products. Upon winning the tender, the winning company will receive a preferential reimbursement for a period of time. The tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Additionally, the loss of a tender by a third party to whom we supply API can also have a negative impact on our sales and profitability. Sales, primarily in Germany, continue to be negatively affected by the impact of tender systems.

In Asia Pacific, third party net revenues were $1.33 billion in 2012, compared to $1.24 billion in 2011, an increase of $94.6 million, or 7.7%. Excluding the unfavorable effect of foreign currency translation, calculated as described above, the increase was approximately $185 million, or 15%. This increase was primarily driven by higher third party sales by our operations in India, as well as Japan, partially offset by lower sales in Australia.

The increase in third party net revenues in our operations in India was due to significant growth, excluding the effect of foreign currency, in sales of ARV products used in the treatment of HIV/AIDS, both FDF generic products and API. In addition to third party sales, the Asia Pacific region also supplied both FDF generic products and API to Mylan subsidiaries in conjunction with Mylan’s vertical integration strategy. Intercompany revenues recognized by the Asia Pacific region were $283.8 million in 2012, compared to $216.7 million in 2011. These intercompany sales eliminate within, and therefore are not included in, Generics or consolidated net revenues.

In Japan, third party net revenues increased mainly as a result of favorable volume, which served to more than offset the impact of government-imposed price reductions that took place in the first quarter of 2012. In Australia, sales were negatively impacted by the most significant government-imposed pricing reform in the country’s history. As in EMEA, both Australia and Japan have undergone government-imposed price reductions which have had a negative impact on sales and gross profit in these markets.

Specialty Segment
For 2012, Specialty reported third party net revenues of $835.4 million, an increase of $253.6 million, or 43.6%, from 2011 of $581.8 million. The increase was principally the result of higher sales of the EpiPen® Auto-Injector. The EpiPen® Auto-Injector is the number one dispensed epinephrine auto-injector.

Operating Expenses
Research & Development Expense
R&D expense in 2012 was $401.3 million, compared to $294.7 million in 2011, an increase of $106.6 million. R&D increased in 2012 primarily due to the expenses related to the development of our respiratory and biologics programs as well as the timing of internal and external product development projects.
Selling, General & Administrative Expense
SG&A expense for 2012 was $1.40 billion, compared to $1.21 billion for 2011, an increase of $186.1 million. Primary factors contributing to the increase in SG&A include an increase in certain payroll and related employee benefit costs, including increased costs for retirement and post-employment programs of approximately $63 million as we continue to build out our infrastructure in certain areas; increased selling and marketing and related costs of approximately $38 million, principally within our Specialty segment; an increase in costs associated with various restructuring activities of approximately $19 million; and the fair value adjustment related to the contingent consideration liability of approximately $8 million.

Litigation Settlements, net
During 2012, the Company recorded a $3.1 million net gain for litigation settlements, compared to expense of $48.6 million during 2011. The net gain in litigation settlements in 2012 was principally the result of a favorable settlement of the Levalbuterol patent infringement matter, which resulted in an approximate $18 million reduction of a previously established accrual and the receipt of a net payment of approximately $16 million related to a separate patent infringement matter. These items were partially offset by various unfavorable items, principally an approximate $20 million charge related to existing pricing litigation matters and other patent infringement matters.

Interest Expense
Interest expense for 2012 totaled $308.7 million, compared to $335.9 million for 2011. The decrease was primarily due to lower interest expense on variable rate debt instruments. Included in interest expense is the amortization of discounts and premiums on our convertible debt instruments and Senior Notes, which totaled $29.4 million in 2012 and $49.8 million in 2011. Also included in interest expense for 2012 was $30.7 million of accretion of our contingent consideration liability.

Other (Expense) Income, Net
Other (expense) income, net, was income of $3.4 million in 2012 compared to expense of $14.9 million in 2011. Generally included in other (expense) income, net, are losses from equity method affiliates ($16.8 million in 2012), certain foreign exchange transaction gains and losses and interest and dividend income. Additionally, included in 2012 were charges associated with the termination of certain interest rate swaps totaling $13.9 million and the write-off of previously deferred financing fees of $20.1 million related to the refinancing of the senior credit facility in November 2011.

Income Tax Expense
We recorded income tax expense of $161.1 million in 2012 compared to expense of $115.8 million in 2011, an increase of $45.3 million. This increase was primarily due to a higher effective tax rate and an increase in pre-tax income. The higher effective tax rate was primarily the result of lower tax benefits from repatriation of foreign earnings in 2012 compared to 2011, which was partially offset by the following items. In 2012, the Company realized a higher amount of net reductions in previously established reserves for uncertain tax positions as compared to 2011. Additionally, in 2011, the Company incurred audit settlements in a foreign taxing jurisdiction and benefits related to the restructuring of certain foreign subsidiaries. Also affecting the change in the Company's effective tax rate were changes in losses by certain foreign subsidiaries for which the Company has not recorded a tax benefit and differing levels of income in tax jurisdictions with differing statutory tax rates.

Adjusted Earnings
Adjusted earnings are an alternative view of performance used by management. Management believes that, primarily due to acquisitions, an evaluation of the Company’s ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (“GAAP”), and management also believes that investors’ understanding of our performance is enhanced by these adjusted measures. Adjusted Earnings and Adjusted Earnings per Diluted Share (“Adjusted EPS”) are two of the most important internal financial metrics related to the ongoing operating performance of the Company. Actual internal and forecasted operating results and annual budgets include Adjusted Earnings and Adjusted EPS, and the financial performance of the Company is measured by senior management on this basis along with other performance metrics. Management’s annual incentive compensation is derived in part based on the Adjusted EPS metric.

Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. Additionally, since Adjusted Earnings and Adjusted EPS are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and, therefore, may not be comparable to the calculation of similar measures of other companies.

The significant items excluded from Adjusted Earnings and Adjusted EPS include:
Acquisition-Related Items
The ongoing impact of certain amounts recorded in connection with acquisitions is excluded. These amounts include the amortization of intangible assets and inventory step-up, intangible asset impairment charges (including IPR&D), accretion and the fair value adjustments related to contingent consideration and certain acquisition financing related costs. These costs are excluded because management believes that excluding them is helpful to understanding the underlying, ongoing operational performance of the business.
Restructuring and Other Special Items
Costs related to restructuring and other actions are excluded as applicable. These amounts include items such as:

•
Exit costs associated with facilities to be closed or divested, including employee separation costs, impairment charges, accelerated depreciation, incremental manufacturing variances, equipment relocation costs and other exit costs;

•
Certain acquisition related integration costs, as well as other costs associated with acquisitions and other business transformation and/or optimization initiatives, which are not part of a formal restructuring program, including employee separation and post-employment costs;

•
Certain transition and other costs associated with the ratification of a new collective bargaining agreement in 2012 governing certain employees at our Morgantown, West Virginia manufacturing facility, including the withdrawal obligation from a multi-employer pension plan;

•
The pre-tax loss of the Company’s investments in clean energy partnerships, whose activities qualify for income tax credits under Section 45 of the U.S. Internal Revenue Code; only included in Adjusted Earnings and Adjusted EPS is the net tax effect of the entity’s activities;

•	Certain costs to further develop and optimize our global enterprise resource planning systems, operations and supply chain; and

•	Certain costs related to new operations and significant alliances/business partnerships including certain upfront and/or milestone research and development related payments.

The Company has undertaken restructurings and other optimization initiatives of differing types, scope and amount during the covered periods and, therefore, these charges should not be considered non-recurring; however, management excludes these amounts from Adjusted Earnings and Adjusted EPS because it believes it is helpful to understanding the underlying, ongoing operational performance of the business.

Litigation Settlements, net
Charges and gains related to legal matters, such as those discussed in the Notes to Consolidated Financial Statements — Note 15, “Contingencies” are generally excluded. Normal, ongoing defense costs of the Company made in the normal course of our business are not excluded.
Reconciliation of Adjusted Earnings and Adjusted EPS
A reconciliation between net earnings attributable to Mylan Inc. common shareholders and diluted earnings per share attributable to Mylan Inc. common shareholders, as reported under GAAP, and Adjusted Earnings and Adjusted EPS for the periods shown follows:

	Year Ended December 31,
(In millions, except per share amounts)	2013		2012		2011
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$623.7	$1.58	$640.9	$1.52	$536.8	$1.22
Purchase accounting related amortization (primarily included in cost of sales) (a)	371.1		391.1		364.8
Litigation settlements, net	(9.9)		(3.0)		48.6
Interest expense, primarily amortization of convertible debt discount	38.0		35.6		49.8
Non-cash accretion and fair value adjustments of contingent consideration liability	35.4		38.7		—
Clean energy investment subsidiary pre-tax loss (b)	22.4		16.8		—
Financing related costs (included in other (expense) income, net)	72.6		—		—
Acquisition related costs (primarily included in selling, general and administrative expense)	49.8		—		34.0
Restructuring and other special items included in:
Cost of sales	49.3		65.7		8.4
Research and development expense	51.6		12.4		3.6
Selling, general and administrative expense	70.6		104.9		44.9
Other (expense) income, net	25.2		(0.7)		0.2
Tax effect of the above items and other income tax related items	(259.9)		(215.7)		(198.1)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,139.9	$2.89	$1,086.7	$2.59	$893.0	$2.04
Weighted average diluted common shares outstanding	394.5		420.2		438.8
____________

(a)	Purchase accounting related amortization expense for the years ended December 31, 2013 and 2012 includes IPR&D asset impairment charges of $18.0 million and $41.6 million, respectively.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investments in clean energy partnerships, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. Amount is included in other income (expense), net.

Liquidity and Capital Resources
Our primary source of liquidity is cash provided by operations, which was $1.11 billion for the year ended December 31, 2013. We believe that cash provided by operating activities and available liquidity will continue to allow us to meet our needs for working capital, capital expenditures, interest and principal payments on debt obligations and other cash needs over the next several years. Nevertheless, our ability to satisfy our working capital requirements and debt service obligations, or fund planned capital expenditures, will substantially depend upon our future operating performance (which will be affected by prevailing economic conditions), and financial, business and other factors, some of which are beyond our control.

Net cash provided by operating activities increased by $157.6 million to $1.11 billion for the year ended December 31, 2013, as compared to $949.0 million for the year ended December 31, 2012. The net increase in cash provided by operating activities was principally due to the following:

•	a net increase in cash provided through changes in legal and professional accruals of $135.0 million, primarily as a result of a higher amount of litigation payments in the prior year;

•	a net increase in cash of $25.0 million for cash collected from litigation settlements;

•	a net decrease in the amount of cash used through changes in income taxes of $48.9 million as a result of the level of estimated tax payments made during the current year;

•	a net increase in the amount of cash provided by changes in trade accounts payable of $55.8 million as a result of the timing of cash disbursements; and

•
a net decrease of $14.9 million in the amount of cash used through changes in inventory balances. The decrease in cash utilized for inventory in 2013 (as compared to 2012) reflects a lower level of increases in raw material, work in process and finished goods inventories as compared to the prior year. The higher prior year investment was primarily due to an inventory build in late 2012 in anticipation of additional manufacturing capacity in India that came on-line in early 2013. Nevertheless, we continued to invest in inventory in 2013 primarily to support anticipated volume growth as a result of projected increases in generic utilization, particularly in certain European markets. The Company anticipates that inventory balances will continue to increase as a result of forecasted sales volume growth including new product launches.

These items were offset by the following:

•
a decrease in net earnings of $16.4 million, combined with a net decrease in the amount of non-cash expenses for depreciation and amortization totaling $30.6 million as a result of higher prior year IPR&D impairment charges;

•
a net increase in the amount of cash used for accounts receivable, including estimated sales allowances, of $118.4 million reflecting the timing of sales, cash collections and disbursements related to sales allowances; and

•
during 2013 the Company redeemed its 7.625% Senior Notes due 2017 for a total of $608.8 million, including a $58.8 million redemption premium that is included as an outflow in cash from operating activities.

Net cash provided by operating activities increased by $228.6 million to $949.0 million for the year ended December 31, 2012 as compared to $720.4 million for the year ended December 31, 2011. The net increase in cash provided by operating activities was principally due to the following:

•
an increase in net earnings, combined with a net increase in the amount of non-cash expenses, totaling $265.0 million as a result of increased expenses for depreciation and amortization, post employment programs, including severance, and the accretion and fair value adjustments related to the contingent consideration liability;

•
a net increase in operating cash flow resulting from less cash used for accounts receivable, including estimated sales allowances, of $232.7 million reflecting the timing of sales and cash collections; and

•
a net decrease of $48.6 million in the amount of cash used through changes in inventory balances. The decrease in cash utilized for inventory in 2012 (as compared to 2011) reflects a lower level of increases in raw material, work in process and finished goods inventories as compared to the prior year. The higher prior year investment was primarily due to an inventory build in 2011 in anticipation of additional large product launches expected in early 2012. Nevertheless, we continued to invest in inventory in 2012 primarily to support anticipated additional manufacturing capacity in India that were expected to come on-line in early 2013.

These items were partially offset by the following:

•	a net decrease in the amount of cash provided through changes in trade accounts payable of $52.3 million as a result of the timing of cash disbursements;

•	a net increase in the amount of cash used through changes in income taxes of $146.9 million as a result of the level of estimated tax payments made during 2012;

•	a net decrease in deferred revenues of $18.8 million; and

•	a net decrease in legal and professional accruals of $110.6 million ($232.7 million at 2011, as compared to $122.1 million at 2012), primarily as a result of litigation payments.

Cash used in investing activities was $1.87 billion for the year ended December 31, 2013 as compared to cash used in investing activities of $364.2 million for the year ended December 31, 2012, an increase of $1.50 billion. Cash paid for acquisitions was $1.26 billion in 2013, primarily related to the Agila acquisition. Capital expenditures, primarily for equipment and facilities, were approximately $334.6 million in the current year as compared to $305.3 million in the comparable prior year. The increase as compared to 2012 is the result of expenditures to expand our global operating platform, including capital investments in our strategic growth drivers and a new global headquarters. While there can be no assurance that current expectations will be realized, we expect to continue to invest in our future growth and expect capital expenditures for 2014 to be between $350 million and $450 million. In addition, during 2013, restricted cash increased $228.0 million, principally related to amounts deposited in escrow, or other restricted accounts, for potential contingent consideration payments related to the Agila acquisition.

During 2012, the Company paid approximately $72 million to acquire product rights and licenses, the majority of which related to two dermatological products acquired from Valeant Pharmaceuticals. This cash outflow is included in other investing activities.

Cash provided by financing activities was $692.9 million for year ended December 31, 2013 as compared to cash used in financing activities of $611.5 million for the year ended December 31, 2012, a net increase of $1.30 billion. During 2013, the Company issued $500 million aggregate principal amount of 1.800% Senior Notes due 2016 and $650 million aggregate principal amount of 2.600% Senior Notes due 2018, the proceeds of which were principally utilized to repay the remaining balance on the U.S. Term Loans under the Prior Credit Agreement of $1.13 billion. The Company issued $500 million aggregate principal amount of 1.350% Senior Notes due November 2016, $500 million aggregate principal amount of 2.550% Senior Notes due March 2019, $500 million aggregate principal amount of 4.200% Senior Notes due November 2023 and $500 million aggregate principal amount of 5.400% Senior Notes due November 2043 (collectively, the “November 2013 Senior Notes”). Net proceeds from the November 2013 Senior Notes were used to fund the purchase price of the Agila acquisition and to fund a portion of the share repurchase programs. Also during 2013 the Company redeemed its 7.625% Senior Notes due 2017 for a total of $608.8 million, including a $58.8 million redemption premium. The payment for the principal amount of the 7.625% Senior Notes due 2017 of $550 million is included within financing activities. During 2013, net borrowings under our Revolving Facility totaled $60 million. In addition, the Company borrowed an additional $194 million on our $400 million accounts receivable securitization facility (the “Receivables Facility”) during 2013. The proceeds of these borrowings were principally utilized to fund the redemption of the 7.625% Senior Notes due 2017, the share repurchase programs and for general corporate purposes.

During 2013, the Company repurchased approximately 28.5 million shares of common stock for aggregate consideration of approximately $1.0 billion.

The Company has minimal long-term debt due in 2014. The Company’s next significant debt maturity is in 2015, and our current intention is to repay such amounts at maturity using available liquidity. In addition, our cash and cash equivalents at our foreign operations totaled $271 million at December 31, 2013. The majority of these funds represented earnings considered to be permanently reinvested to support the growth strategies of our foreign operations. The Company anticipates having sufficient U.S. liquidity, including existing borrowing capacity and cash to be generated from operations, to fund foreseeable U.S. cash needs without requiring the repatriation of foreign cash. If these funds are needed for the Company’s operations in the U.S., the Company may be required to accrue and pay U.S. taxes to repatriate these funds.

As of December 31, 2013, because the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day in the December 31, 2013 period was more than 130% of the applicable conversion reference price of $13.32 at December 31, 2013, the $574.0 million of Cash Convertible Notes were currently convertible. Although the Company’s experience is that convertible debentures are not normally converted by investors until close to their maturity date, it is possible that some debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the Company is required to pay the full conversion value in cash. The amount payable per $1,000 notional bond would be calculated as the product of (1) the conversion reference rate (currently 75.0751) and (2) the average Daily Volume Weighted Average Price per share of common stock for a specified period following the conversion date. Any payment above the principal amount is matched by a convertible note hedge.

We are involved in various legal proceedings that are considered normal to our business. While it is not possible to predict the outcome of such proceedings, an adverse outcome in any of these proceedings could materially affect our financial position and results of operations, including our operating cash flow and could cause the market value of our stock to decline. We have approximately $100 million accrued for such legal contingencies. For certain contingencies assumed in conjunction with the acquisition of the former Merck Generics business, Merck KGaA, the seller, has indemnified Mylan. We have also been indemnified for certain contingencies by Strides Arcolab related to our acquisition of Agila. The inability or denial of Merck KGaA or Strides Arcolab to pay on an indemnified claim could have a material adverse effect on our financial position, results of operations or cash flows, and could cause the market value of our stock to decline.

We are actively pursuing, and are currently involved in, joint projects related to the development, distribution and marketing of both generic and branded products. Many of these arrangements provide for payments by us upon the attainment of specified milestones. While these arrangements help to reduce the financial risk for unsuccessful projects, fulfillment of specified milestones or the occurrence of other obligations may result in fluctuations in cash flows.

We are continuously evaluating the potential acquisition of products, as well as companies, as a strategic part of our future growth. Consequently, we may utilize current cash reserves or incur additional indebtedness to finance any such acquisitions, which could impact future liquidity. In addition, on an ongoing basis, we review our operations including the evaluation of potential divestitures of products and businesses as part of our future strategy. Any divestitures could impact future liquidity.

At December 31, 2013 and 2012, we had $53.2 million and $58.0 million outstanding under existing letters of credit, respectively. Additionally, as of December 31, 2013, we had $137.3 million available under the $150.0 million subfacility on our Senior Credit Agreement for the issuance of letters of credit.

Mandatory minimum repayments remaining on the outstanding long term debt at December 31, 2013, excluding the discounts, premium and conversion features, are as follows for each of the periods ending December 31:

(In thousands)	Total
2014	$2
2015	574,093
2016	1,000,000
2017	—
2018	1,510,000
Thereafter	3,250,000
Total	$6,334,095

The Senior Credit Agreement contains customary affirmative covenants for facilities of this type, including among others, covenants pertaining to the delivery of financial statements, notices of default and certain material events, maintenance of business and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, investments and loans, transactions with affiliates, payments of dividends and other restricted payments and changes in our lines of business. The Senior Credit Agreement contains a maximum consolidated leverage ratio financial covenant. We have been compliant with the financial covenant during 2013, and we expect to remain in compliance for the next twelve months.

Under the Company’s Receivables Facility, any amounts outstanding under the facility are recorded as a secured loan and included in short-term borrowings, and the receivables underlying any borrowings are included in accounts receivable, net, in the Consolidated Balance Sheets. At December 31, 2013, there were $374 million of short-term borrowings outstanding under the Receivables Facility. The size of the Receivables Facility may be increased from time to time, upon request by Mylan Securitization LLC and with the consent of the purchaser agents and the Agent, up to $500 million.

Short-term borrowings held by Mylan India at December 31, 2013 totaled approximately $58 million and had a weighted average interest rate of 2.3%. The borrowings represent working capital facilities and are secured by Mylan India’s current assets.

The fair value measurement of contingent consideration is determined using unobservable inputs based on the Company’s own assumptions. Significant unobservable inputs in the valuation include the probability and timing of future development and commercial milestones and future profit sharing payments. A discounted cash flow method was used to value contingent consideration at December 31, 2013 and 2012, which was calculated as the present value of the estimated future net cash flows using a market rate of return at December 31, 2013 and 2012. Discount rates ranging from 0.8% to 11.3% were utilized in the valuation. Significant changes in unobservable inputs could result in material changes to the contingent consideration liability.

Contractual Obligations
The following table summarizes our contractual obligations at December 31, 2013 and the effect that such obligations are expected to have on our liquidity and cash flows in future periods:

(In thousands)	Total	Less than One Year	One- Three Years	Three- Five Years	Thereafter
Operating leases	$121,434	$38,292	$48,856	$16,625	$17,661
Long-term debt	6,334,095	2	1,574,093	1,510,000	3,250,000
Scheduled interest payments	2,286,816	268,089	514,463	454,920	1,049,344
Other Commitments (1)	2,073,953	457,796	516,526	513,439	586,192
	$10,816,298	$764,179	$2,653,938	$2,494,984	$4,903,197
____________

(1)
Other commitments include the estimated liability payment related to the withdrawal from a multi-employer pension plan, agreements to purchase third-party manufactured products and open purchase orders at December 31, 2013.

We lease certain property under various operating lease arrangements that expire generally over the next five years. These leases generally provide us with the option to renew the lease at the end of the lease term.

At December 31, 2013, the $1.83 billion of debt related to the Cash Convertible Notes reported in our financial statements consists of $525 million of debt ($574 million face amount, net of $49 million discount) and a liability with a fair value of $1.30 billion related to the bifurcated conversion feature. The bifurcated conversion feature is not included in contractual obligations as there is an offsetting hedge asset.

Scheduled interest payments represent the estimated interest payments related to our outstanding borrowings under term loans, notes and other debt. Variable debt interest payments are estimated using current interest rates.

Due to the uncertainty with respect to the timing of future payments, if any, the following contingent payments have not been included in the table above.

In conjunction with the acquisition of Agila on December 4, 2013, the Company recorded estimated contingent consideration totaling $250 million as part of the purchase price. The contingent consideration, which could total a maximum of $461 million, is primarily related to the satisfaction of certain regulatory conditions, including any potential regulatory remediation costs and the resolution of certain pre-acquisition contingencies.

We are contractually obligated to make potential future development, regulatory and commercial milestone, royalty and/or profit sharing payments in conjunction with collaborative agreements or acquisitions we have entered into with third parties. The most significant of these relates to the potential future consideration related to the respiratory delivery platform. These payments are contingent upon the occurrence of certain future events and, given the nature of these events, it is unclear when, if ever, we may be required to pay such amounts. The amount of the contingent consideration liability was $415 million at December 31, 2013. In addition, the Company expects to incur approximately $30 million to $40 million of annual non-cash accretion expense related to the increase in the net present value of the contingent consideration liability.

In the fourth quarter of 2013, the Company entered into a licensing agreement with Pfizer for the exclusive worldwide rights to develop, manufacture and commercialize a novel long-acting muscarinic antagonist compound. As part of the agreement, the Company made an upfront development payment, which is included as a component of R&D expense in 2013, and could make additional payments upon the achievement of certain milestones as the Company’s development continues over the next several years. Depending on the commercialization of this novel compound and the level of future sales and profits, the Company could also be obligated to make payments upon the occurrence of certain sales milestones, along with sales royalties and profit sharing payments.

We have entered into an exclusive collaboration on the development, manufacturing, supply and commercialization of multiple, high value generic biologic compounds and three insulin analog products for the global marketplace. Mylan plans to provide funding related to the collaboration over the next several years that could total approximately $50 million or more per year. Additionally, we have entered into product development agreements under which we have agreed to share in the development costs as they are incurred by our partners and/or pay milestones. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

We periodically enter into licensing agreements with other pharmaceutical companies for the manufacture, marketing and/or sale of pharmaceutical products. These agreements generally call for us to pay a percentage of amounts earned from the sale of the product as a royalty on a profit share.

With respect to the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2013, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority. As such, $174.7 million of unrecognized tax benefits have been excluded from the contractual obligations table above.

Mylan sponsors various defined benefit pension plans in several countries. Benefit formulas are based on varying criteria on a plan by plan basis. We fund non-domestic pension liabilities in accordance with laws and regulations applicable to those plans, which typically results in these plans being unfunded. The amount accrued related to these benefits was $60.4 million at December 31, 2013. We are unable to determine when these amounts will require payment as the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control.

We have entered into employment and other agreements with certain executives and other employees that provide for compensation and certain other benefits. These agreements provide for severance payments under certain circumstances. Certain commercial agreements require us to provide performance bonds and/or indemnification; while it is difficult to forecast the amount of payments, if any, to be made over the next few years, we do not believe the amount would be material to our results of operations, cash flows or financial position.

Impact of Currency Fluctuations and Inflation
Because Mylan’s results are reported in U.S. Dollars, changes in the rate of exchange between the U.S. Dollar and the local currencies in the markets in which Mylan operates, mainly the Euro, Indian Rupee, Japanese Yen, Australian Dollar, Canadian Dollar, Pound Sterling and Brazilian Real affect Mylan’s results as previously noted. We do not believe that inflation has had a material impact on our revenues or operations.

Application of Critical Accounting Policies
Our significant accounting policies are described in Note 2 to Consolidated Financial Statements and are in accordance with GAAP.

Included within these policies are certain policies which contain critical accounting estimates and, therefore, have been deemed to be “critical accounting policies.” Critical accounting estimates are those which require management to make assumptions about matters that were uncertain at the time the estimate was made and for which the use of different estimates, which reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur from period to period could have a material impact on our financial condition or results of operations. We have identified the following to be our critical accounting policies: the determination of net revenue provisions, business acquisitions, intangible assets, goodwill and contingent consideration, income taxes and the impact of existing legal matters.

Net Revenue Provisions
Net revenues are recognized for product sales when title and risk of loss have transferred to the customer and when provisions for estimates, including discounts, sales allowances, price adjustments, returns, chargebacks and other promotional programs are reasonably determinable. Accruals for these provisions are presented in the Consolidated Financial Statements as reductions in determining net revenues and in accounts receivable and other current liabilities. Accounts receivable are presented net of allowances relating to these provisions, which were $1.24 billion and $977.0 million at December 31, 2013 and 2012. Other current liabilities include $281.1 million and $202.9 million at December 31, 2013 and 2012, for certain sales allowances and other adjustments that are paid to indirect customers. The following is a rollforward of the most significant provisions for estimated sales allowances during 2013:

(In thousands)	Balance at	Checks/ Credits Issued to Third Parties	Current Provision Related to Sales Made in the Current Period	Effects of Foreign Exchange	Balance at
	December 31, 2012				December 31, 2013
Chargebacks	$268,471	$(2,347,817)	$2,542,236	$(1,281)	$461,609
Incentives offered to direct customers	$487,662	$(1,638,069)	$1,706,073	$(16,332)	$539,334
Returns	$156,987	$(151,721)	$160,149	$2,113	$167,528

We do not anticipate any significant changes to the methodologies that we use to measure chargebacks, incentives offered to direct customers or returns; however, the balances within these reserves can fluctuate significantly through the consistent application of our methodologies. In the current year, accruals for incentives offered to direct customers increased as a result of an increase in related sales and overall higher rebate rates, mainly in response to the competitive environment in various markets. Historically, we have not recorded in any current period any material amounts related to adjustments made to prior period reserves.

Provisions for estimated discounts, sales allowances, promotional and other credits require a lower degree of subjectivity and are less complex in nature, yet, when combined, represent a significant portion of the overall provisions. These provisions are estimated based on historical payment experience, historical relationships to revenues, estimated customer inventory levels and contract terms. Such provisions are determinable due to the limited number of assumptions and consistency of historical experience. Others, such as chargebacks and returns, require management to make more subjective judgments and evaluate current market conditions. These provisions are discussed in further detail below.

Chargebacks — The provision for chargebacks is the most significant and complex estimate used in the recognition of revenue. Mylan markets products directly to wholesalers, distributors, retail pharmacy chains, mail order pharmacies and group purchasing organizations. We also market products indirectly to independent pharmacies, managed care organizations, hospitals, nursing homes and pharmacy benefit management companies, collectively referred to as “indirect customers.” Mylan enters into agreements with its indirect customers to establish contract pricing for certain products. The indirect customers then independently select a wholesaler from which to actually purchase the products at these contracted prices. Alternatively, certain wholesalers may enter into agreements with indirect customers that establish contract pricing for certain products, which the wholesalers provide. Under either arrangement, Mylan will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credit is called a chargeback, while the difference between the contracted price and the wholesaler’s invoice price is referred to as the chargeback rate. The provision for chargebacks is based on expected sell-through levels by our wholesaler customers to indirect customers, as well as estimated wholesaler inventory levels. For the latter, in most cases, inventory levels are obtained directly from certain of our largest wholesalers. Additionally, internal estimates are prepared based upon historical buying patterns and estimated end-user demand. Such information allows us to estimate the potential chargeback that we may ultimately owe to our customers given the quantity of inventory on hand. We continually monitor our provision for chargebacks and evaluate our reserve and estimates as additional information becomes available. A change of 5% in the estimated sell-through levels by our wholesaler customers and in the estimated wholesaler inventory levels would have an effect on our reserve balance of approximately $27 million.

Returns — Consistent with industry practice, we maintain a return policy that allows our customers to return product within a specified period prior to and subsequent to the expiration date. Although application of the policy varies from country to country in accordance with local practices, generally, product may be returned for a period beginning six months prior to its expiration date to up to one year after its expiration date. The majority of our product returns occur as a result of product dating, which falls within the range set by our policy, and are settled through the issuance of a credit to our customer. Although the introduction of additional generic competition does not give our customers the right to return product outside of our established policy, we do recognize that such competition could ultimately lead to increased returns. We analyze this on a case-by-case basis, when significant, and make adjustments to increase our reserve for product returns as necessary. Our estimate of the provision for returns is based upon our historical experience with actual returns, which is applied to the level of sales for the period that corresponds to the period during which our customers may return product. This period is known by us based on the shelf lives of our products at the time of shipment. Additionally, we consider factors such as levels of inventory in the distribution channel, product dating and expiration period, size and maturity of the market prior to a product launch, entrance into the market of additional generic competition, changes in formularies or launch of over-the-counter products, and make adjustments to the provision for returns in the event that it appears that actual product returns may differ from our established reserves. We obtain data with respect to the level of inventory in the channel directly from certain of our largest customers. A change of 5% in the estimated product return rate used in our calculation of our return reserve would have an effect on our reserve balance of approximately $8 million.

Business Acquisitions, Intangible Assets, Goodwill and Contingent Consideration
We account for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective estimated fair values. The cost to acquire businesses has been allocated to the underlying net assets of the acquired businesses based on estimates of their respective fair values. Amounts allocated to acquired IPR&D are capitalized at the date of an acquisition and, at that time, such IPR&D assets have indefinite lives. As products in development are approved for sale, amounts will be allocated to product rights and licenses and will be amortized over their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations. Fair values and useful lives are determined based on, among other factors, the expected future period of benefit of the asset, the various characteristics of the asset and projected cash flows. Because this process involves management making estimates with respect to future sales volumes, pricing, new product launches, government reform actions, anticipated cost environment and overall market conditions, and because these estimates form the basis for the determination of whether or not an impairment charge should be recorded, these estimates are considered to be critical accounting estimates.

We record contingent consideration resulting from a business acquisition at its estimated fair value on the acquisition date. Each reporting period thereafter, we revalue these obligations and record increases or decreases in their fair value as an adjustment to contingent consideration expense within the Consolidated Statements of Operations. Changes in the fair value of the contingent consideration obligations can result from adjustments to the discount rates, payment periods and adjustments in the probability of achieving future development steps, regulatory approvals, market launches, sales targets and profitability. These fair value measurements represent Level 3 measurements as they are based on significant inputs not observable in the market.

Significant judgment is employed in determining the assumptions utilized as of the acquisition date and for each subsequent measurement period. Accordingly, changes in assumptions described above, could have a material impact on our consolidated results of operations.

Goodwill and intangible assets, including IPR&D, are reviewed for impairment annually and/or when events or other changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Impairment of goodwill and indefinite-lived intangibles is determined to exist when the fair value is less than the carrying value of the net assets being tested. Impairment of definite-lived intangibles is determined to exist when undiscounted cash flows related to the assets are less than the carrying value of the assets being tested. Future events and decisions may lead to asset impairment and/or related costs.

Goodwill is allocated and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Mylan has four reporting units, of which three are included in the Generics segment with the remaining reporting unit consisting of our Specialty segment. As of the date of our most recent annual impairment test, April 1, 2013, approximately 90% of Mylan’s total goodwill is allocated to the three reporting units within the Generics segment as follows: North America ($735 million), EMEA ($1.11 billion) and Asia Pacific ($1.22 billion), with the remainder ($349 million) allocated to our Specialty segment and reporting unit. On December 4, 2013, we completed the acquisition of Agila, which resulted in the recognition of an additional $937 million of goodwill. All of the goodwill related to the Agila acquisition was allocated to the Generics segment and the allocation to the individual reporting units within the Generics segment has not been completed.

For our North American and Specialty reporting units, we have utilized the Financial Accounting Standards Board (“FASB”) amended guidance on goodwill impairment testing as part of our annual impairment test at April 1, 2013. Under this guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (“step 1”). We concluded that it was more likely than not that the fair value of the North America and Specialty reporting units is greater than the carrying amount, therefore no step 1 quantitative analysis was performed. Step 1 of the impairment analysis consists of a comparison of the estimated fair value of the individual reporting units with their carrying amount, including goodwill. In estimating each reporting unit’s fair value, we performed extensive valuation analysis, utilizing both income and market-based approaches, in our goodwill assessment process. We utilized an average of the two methods in estimating the fair value of the individual reporting units. The following describes the valuation methodologies used to derive the estimated fair value of the reporting units.

Income Approach: Under this approach to determine fair value, we discounted the expected future cash flows of each reporting unit. We used a discount rate, which reflected the overall level of inherent risk and the rate of return an outside investor would have expected to earn. To estimate cash flows beyond the final year of our model, we used a terminal value approach. Under this approach, we used estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the final year of our model, adjusted to estimate a normalized cash flow, applied a perpetuity growth assumption, and discounted by a perpetuity discount factor to determine the terminal value. We incorporated the present value of the resulting terminal value into our estimate of fair value.

Market-Based Approach: The Company also utilizes a market-based approach to estimate fair value, principally utilizing the guideline company method which focuses on comparing our risk profile and growth prospects to a select group of publicly traded companies with reasonably similar guidelines.

The Company performed its annual impairment test as of April 1, 2013, and the estimated fair value of the two reporting units tested on a quantitative basis, Asia Pacific and EMEA, were in excess of the respective carrying values of each reporting unit. For the Asia Pacific reporting unit, the estimated fair value of this business exceeded its carrying value by approximately 10%. The Asia Pacific reporting unit has been impacted by government pricing reform measures in Australia and Japan and increased levels of competition. As it relates to the income approach for the Asia Pacific unit, we forecasted cash flows for the next ten years. During the forecast period, the revenue compound annual growth rate (“CAGR”) was approximately 10%. A terminal value year was calculated with a 4% revenue growth rate. The CAGR in EBITDA margins was approximately 2.4% over the period of estimated cash flows. The discount rate utilized was 11.2%. Under the market-based approach, we utilized an estimated range of market multiples of 9.0 to 10.0 times EBITDA plus a control premium of 10%. The averaging of the two valuation methods did not significantly impact the estimated fair value of the Asia Pacific reporting unit.

As it relates to the income approach for the EMEA reporting unit at April 1, 2013, we forecasted cash flows for the next ten years. During the forecast period, the revenue CAGR was approximately 7%. A terminal value year was calculated with a 3% revenue growth rate. The discount rate utilized was 9.8%. Under the market-based approach, we utilized an estimated range of market multiples of 8.5 to 10.0 times EBITDA plus a control premium of 15%. The estimated fair value of the EMEA reporting unit exceeded its carrying value by approximately 21%.

The determination of the fair value of the reporting units requires us to make significant estimates and assumptions that affect the reporting unit’s expected future cash flows. These estimates and assumptions primarily include, but are not limited to, market multiples, control premiums, the discount rate, terminal growth rates, operating income before depreciation and amortization, and capital expenditures forecasts. Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates. In addition, changes in underlying assumptions, especially as it relates to the key assumptions detailed, could have a significant impact on the fair value of the reporting units.

In the event the estimated fair value of a reporting unit is less than the carrying value, additional analysis would be required. The additional analysis would compare the carrying amount of the reporting unit’s goodwill with the implied fair value of that goodwill. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the fair value amounts assigned to all of the assets and liabilities of that unit as if the reporting unit was acquired in a business combination and the fair value of the reporting unit represented the purchase price. If the carrying value of goodwill exceeds its implied fair value, an impairment loss equal to such excess would be recognized, which would likely materially impact the Company’s reported results of operations.

We have also assessed the recoverability of certain long-lived assets contained with the Asia Pacific and EMEA reporting units. Any impairment of these assets must be considered prior to our impairment review of goodwill. The assessment for impairment is based on our ability to recover the carrying value of the long-lived assets by analyzing the expected future undiscounted pre-tax cash flows specific to the asset grouping.

We assess the recoverability of the carrying value of long-lived assets at the lowest level for which identifiable undiscounted cash flows are largely independent of the cash flows of other assets and liabilities. For the Asia Pacific and EMEA reporting units, this assessment is generally performed at the country level within the reporting units. If these undiscounted cash flows are less than the carrying value of long-lived assets within the asset group, an impairment loss is measured based on the difference between the estimated fair value and carrying value. Significant management judgment is involved in estimating the recoverability of these assets and is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to the eventual future operating performance of the specific asset grouping. The results of our analysis performed in the fourth quarter of 2013 indicate that the undiscounted pre-tax cash flows in the individual asset groupings were sufficient to support the recoverability of the long-lived assets. The Company’s Australia operation in the Asia Pacific reporting unit and certain asset groupings in the EMEA reporting unit, principally Portugal, Spain and Germany, remain at risk for potential impairment charges if the projected operating results are not achieved. Any future long-lived assets impairment charges would likely materially impact the Company’s reported results of operations.

Income Taxes
We compute our income taxes based on the statutory tax rates and tax planning opportunities available to Mylan in the various jurisdictions in which we generate income. Significant judgment is required in determining our income taxes and in evaluating our tax positions. We establish reserves in accordance with Mylan’s policy regarding accounting for uncertainty in income taxes. Our policy provides that the tax effects from an uncertain tax position be recognized in Mylan’s financial statements, only if the position is more likely than not of being sustained upon audit, based on the technical merits of the position. We adjust these reserves in light of changing facts and circumstances, such as the settlement of a tax audit. Our provision for income taxes includes the impact of reserve provisions and changes to reserves. Favorable resolution would be recognized as a reduction to our provision for income taxes in the period of resolution.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred in certain taxing jurisdictions over the three-year period ended December 31, 2013. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth.

Based on this evaluation, as of December 31, 2013, a valuation allowance of $279.5 million has been recorded in order to measure only the portion of the deferred tax asset that more likely than not will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as projections for growth.

The resolution of tax reserves and changes in valuation allowances could be material to Mylan’s results of operations or financial position. A variance of 5% between estimated reserves and valuation allowances and actual resolution and realization of these tax items would have an effect on our reserve balance and valuation allowance of approximately $12 million and $14 million, respectively.

Legal Matters
Mylan is involved in various legal proceedings, some of which involve claims for substantial amounts. An estimate is made to accrue for a loss contingency relating to any of these legal proceedings if it is probable that a liability was incurred as of the date of the financial statements and the amount of loss can be reasonably estimated. Because of the subjective nature inherent in assessing the outcome of litigation and because of the potential that an adverse outcome in a legal proceeding could have a material adverse effect on our financial position, results of operations, and our cash flow, such estimates are considered to be critical accounting estimates.

A variance of 5% between estimated and recorded litigation reserves (excluding indemnified claims) and actual resolution of certain legal matters would have an effect on our litigation reserve balance of approximately $5 million.

Recent Accounting Pronouncements

In July 2013, the FASB issued revised accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward exists. The amended guidance clarifies when the unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss and when the unrecognized tax benefit should be presented in the financial statements as a liability and not combined with the deferred tax asset. The guidance is effective for fiscal years, and interim periods, beginning after December 15, 2013. The Company does not expect that the adoption of the guidance will have a material effect on its results of operations, financial position or cash flows.

In February 2013, the FASB issued revised accounting guidance on the presentation of comprehensive income in the financial statements. The amended guidance requires an entity to report, in one place, the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income. Reclassifications must be disclosed if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. The guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted the guidance during 2013 by presenting additional disclosure in the notes to financial statements (see Note 8). The adoption of the guidance did not have a material effect on the Company’s results of operations, financial position or cash flows.
In December 2011 and January 2013, the FASB issued revised accounting guidance for an entity with particular financial instruments and derivative instruments that offset in accordance with the FASB’s guidance regarding other presentation matters for derivatives and hedging. Under the amendments in this update, an entity with financial instruments that are offset in the financial statements or subject to enforceable master netting arrangements, or similar agreements, must disclose the gross amount recognized for the asset/liability, the offsetting amounts, the net amounts presented on the balance sheet and any amounts subject to enforceable master netting arrangements. The amended guidance is effective for fiscal years, including interim periods, beginning on or after January 1, 2013. Retroactive application is required. The Company adopted the guidance during 2013, and the adoption of the guidance did not have a material effect on the Company’s results of operations, financial position or cash flows.

ITEM 8.	Financial Statements And Supplementary Data

Index to Consolidated Financial Statements and
Supplementary Financial Information

Management’s Report on Internal Control over Financial Reporting

Management of Mylan Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. In order to evaluate the effectiveness of internal control over financial reporting, management has conducted an assessment, including testing, using the criteria in Internal Control - Integrated Framework (1992), issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

On December 4, 2013, the Company completed its acquisition of the Agila Specialties business (“Agila”). The scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s consolidated operations except for the operations of Agila. Agila represented less than 1% of the Company’s consolidated total revenues for the year ended December 31, 2013, and its assets (including intangible assets and goodwill) represented 13% of the Company’s consolidated total assets, as of December 31, 2013.

As a result of this assessment, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2013 based on the criteria in Internal Control - Integrated Framework (1992) issued by COSO.

Our independent registered public accounting firm, Deloitte & Touche LLP, has audited the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP’s opinion on the Company’s internal control over financial reporting appears on page 72 of the 2013 Annual Report on Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Mylan Inc.:
We have audited the accompanying consolidated balance sheets of Mylan Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive earnings, equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the consolidated financial statement schedule listed in the Index at Exhibit 99.3. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mylan Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2014 expressed an unqualified opinion on the Company's internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
February 27, 2014 (August 6, 2014 as to Note 3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Mylan Inc.:
We have audited the internal control over financial reporting of Mylan Inc. and subsidiaries (the “Company”) as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in Management’s Report on Internal Control over Financial Reporting, management excluded from its assessment the internal control over financial reporting at Agila Specialties, which was acquired on December 4, 2013. Agila Specialties represented less than 1% of the Company’s consolidated total revenues for the year ended December 31, 2013, and its assets (including intangible assets and goodwill) represented 13% of the Company’s consolidated total assets, as of December 31, 2013. Accordingly, our audit did not include the internal control over financial reporting at Agila Specialties. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended December 31, 2013 of the Company and our report dated February 27, 2014 (August 6, 2014 as to Note 3) expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
February 27, 2014

MYLAN INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Assets
Current assets:
Cash and cash equivalents	$291,293	$349,969
Accounts receivable, net	1,820,019	1,554,342
Inventories	1,656,893	1,525,242
Deferred income tax benefit	250,066	229,348
Prepaid expenses and other current assets	452,894	243,816
Total current assets	4,471,165	3,902,717
Property, plant and equipment, net	1,665,476	1,397,216
Intangible assets, net	2,517,888	2,224,457
Goodwill	4,340,485	3,515,655
Deferred income tax benefit	77,836	87,655
Other assets	2,221,965	804,197
Total assets	$15,294,815	$11,931,897
LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$1,072,838	$777,908
Short-term borrowings	439,797	298,987
Income taxes payable	49,749	33,731
Current portion of long-term debt and other long-term obligations	3,636	98,048
Deferred income tax liability	1,531	1,283
Other current liabilities	1,396,538	983,546
Total current liabilities	2,964,089	2,193,503
Long-term debt	7,586,459	5,337,196
Other long-term obligations	1,269,106	771,111
Deferred income tax liability	515,254	274,259
Total liabilities	12,334,908	8,576,069
Equity
Mylan Inc. shareholders’ equity
Common stock — par value $0.50 per share
Shares authorized: 1,500,000,000
Shares issued: 543,978,030 and 539,664,386 as of December 31, 2013 and December 31, 2012	271,989	269,832
Additional paid-in capital	4,103,678	3,986,746
Retained earnings	2,685,081	2,061,370
Accumulated other comprehensive loss	(240,131)	(86,498)
	6,820,617	6,231,450
Noncontrolling interest	18,090	15,110
Less: treasury stock — at cost
Shares: 172,373,900 and 144,459,210 as of December 31, 2013 and December 31, 2012	3,878,800	2,890,732
Total equity	2,959,907	3,355,828
Total liabilities and equity	$15,294,815	$11,931,897

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2013	2012	2011
Revenues:
Net revenues	$6,856,606	$6,750,246	$6,106,277
Other revenues	52,537	45,864	23,548
Total revenues	6,909,143	6,796,110	6,129,825
Cost of sales	3,868,800	3,887,806	3,566,461
Gross profit	3,040,343	2,908,304	2,563,364
Operating expenses:
Research and development	507,823	401,341	294,728
Selling, general and administrative	1,411,629	1,400,747	1,214,631
Litigation settlements, net	(14,639)	(3,133)	48,556
Total operating expenses	1,904,813	1,798,955	1,557,915
Earnings from operations	1,135,530	1,109,349	1,005,449
Interest expense	313,336	308,699	335,944
Other (expense) income, net	(74,854)	3,429	(14,869)
Earnings before income taxes and noncontrolling interest	747,340	804,079	654,636
Income tax provision	120,808	161,145	115,833
Net earnings	626,532	642,934	538,803
Net earnings attributable to the noncontrolling interest	(2,821)	(2,084)	(1,993)
Net earnings attributable to Mylan Inc. common shareholders	$623,711	$640,850	$536,810
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$1.63	$1.54	$1.25
Diluted	$1.58	$1.52	$1.22
Weighted average common shares outstanding:
Basic	383,327	415,210	430,839
Diluted	394,454	420,236	438,785

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Earnings
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Net earnings	$626,532	$642,934	$538,803
Other comprehensive loss, before tax:
Foreign currency translation adjustment	(273,699)	(3,461)	(224,424)
Change in unrecognized loss and prior service cost related to defined benefit plans	8,198	(10,930)	(2,015)
Net unrecognized gain (loss) on derivatives	180,431	18,487	(49,062)
Net unrealized (loss) gain on marketable securities	(1,128)	(72)	50
Other comprehensive (loss) earnings, before tax	(86,198)	4,024	(275,451)
Income tax related to items of other comprehensive earnings (loss)	67,435	2,683	(15,745)
Other comprehensive (loss) earnings, net of tax	(153,633)	1,341	(259,706)
Comprehensive earnings	472,899	644,275	279,097
Comprehensive earnings attributable to the noncontrolling interest	(2,821)	(2,084)	(1,993)
Comprehensive earnings attributable to Mylan Inc. common shareholders	$470,078	$642,191	$277,104

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES Consolidated Statements of Equity (In thousands, except share amounts)

			Additional Paid-In Capital	Retained Earnings			Accumulated Other Comprehensive Earnings (Loss)	Noncontrolling Interest	Total Equity

	Common Stock				Treasury Stock
	Shares	Cost			Shares	Cost
Balance at December 31, 2010	525,817,549	$262,909	$3,849,682	$883,710	(89,707,087)	$(1,566,289)	$171,867	$13,522	$3,615,401
Net earnings	—	—	—	536,810	—	—	—	1,993	538,803
Other comprehensive loss, net of tax	—	—	—	—	—	—	(259,706)	—	(259,706)
Common stock share repurchase	—	—	—	—	(14,773,006)	(349,998)	—	—	(349,998)
Warrant amendment and exchange	—	—	(149,947)	—	—	—	—	—	(149,947)
Stock options exercised, net of shares tendered for payment	4,497,904	2,249	65,489	—	—	—	—	—	67,738
Stock compensation expense	—	—	42,576	—	—	—	—	—	42,576
Issuance of restricted stock, net of shares withheld	—	—	(20,973)	—	843,077	14,850	—	—	(6,123)
Tax benefit of stock option plans	—	—	11,153	—	—	—	—	—	11,153
Purchase of subsidiary shares from noncontrolling interest	—	—	(2,607)	—	—	—	—	(2,385)	(4,992)
Other	—	—	—	—	—	—	—	(123)	(123)
Balance at December 31, 2011	530,315,453	$265,158	$3,795,373	$1,420,520	(103,637,016)	$(1,901,437)	$(87,839)	$13,007	$3,504,782
Net earnings	—	$—	$—	$640,850	—	$—	$—	$2,084	$642,934
Other comprehensive earnings, net of tax	—	—	—	—	—	—	1,341	—	1,341
Common stock share repurchase	—	—	—	—	(41,398,647)	(999,893)	—	—	(999,893)
Stock options exercised, net of shares tendered for payment	9,348,933	4,674	139,209	—	—	—	—	—	143,883
Stock compensation expense	—	—	42,579	—	—	—	—	—	42,579
Issuance of restricted stock, net of shares withheld	—	—	(15,638)	—	576,454	10,598	—	—	(5,040)
Tax benefit of stock option plans	—	—	25,232	—	—	—	—	—	25,232
Purchase of subsidiary shares from noncontrolling interest	—	—	(9)	—	—	—	—	(25)	(34)
Other	—	—	—	—	—	—	—	44	44
Balance at December 31, 2012	539,664,386	$269,832	$3,986,746	$2,061,370	(144,459,209)	$(2,890,732)	$(86,498)	$15,110	$3,355,828

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES Consolidated Statements of Equity (Continued) (In thousands, except share amounts)

			Additional Paid-In Capital	Retained Earnings			Accumulated Other Comprehensive Earnings (Loss)	Noncontrolling Interest	Total Equity

	Common Stock				Treasury Stock
	Shares	Cost			Shares	Cost
Net earnings	—	$—	$—	$623,711	—	$—	$—	$2,821	$626,532
Other comprehensive loss, net of tax	—	—	—	—	—	—	(153,633)	—	(153,633)
Common stock share repurchase	—	—	—	—	(28,485,459)	(999,999)	—	—	(999,999)
Stock options exercised, net of shares tendered for payment	4,313,644	2,157	74,015	—	—	—	—	—	76,172
Stock compensation expense	—	—	46,971	—	—	—	—	—	46,971
Issuance of restricted stock, net of shares withheld	—	—	(19,596)	—	570,769	11,931	—	—	(7,665)
Tax benefit of stock option plans	—	—	15,530	—	—	—	—	—	15,530
Other	—	—	12	—	—	—	—	159	171
Balance at December 31, 2013	543,978,030	$271,989	$4,103,678	$2,685,081	(172,373,899)	$(3,878,800)	$(240,131)	$18,090	$2,959,907

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net earnings	$626,532	$642,934	$538,803
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	515,997	546,604	510,688
Stock-based compensation expense	46,971	42,579	42,576
Change in estimated sales allowances	345,750	265,532	(3,540)
Deferred income tax benefit	(87,133)	(108,930)	(57,405)
Other non-cash items	161,720	235,985	111,018
Litigation settlements, net	(14,639)	(3,133)	48,556
Changes in operating assets and liabilities:
Accounts receivable	(553,525)	(354,844)	(318,870)
Inventories	(157,056)	(172,020)	(220,600)
Trade accounts payable	137,212	81,429	133,666
Income taxes	(1,107)	(49,989)	96,935
Deferred revenue	(151)	(19,765)	(996)
Other operating assets and liabilities, net	85,992	(157,364)	(160,407)
Net cash provided by operating activities	1,106,563	949,018	720,424
Cash flows from investing activities:
Capital expenditures	(334,580)	(305,325)	(279,848)
Change in restricted cash	(228,031)	6,972	15,030
Cash paid for acquisitions, net	(1,261,853)	—	(80,510)
Proceeds from sale of property, plant and equipment	25,250	16,338	—
Purchase of marketable securities	(19,346)	(9,884)	(10,024)
Proceeds from sale of marketable securities	10,600	8,061	6,893
Other items, net	(60,854)	(80,404)	16,418
Net cash used in investing activities	(1,868,814)	(364,242)	(332,041)
Cash flows from financing activities:
Payment of financing fees	(34,634)	(7,691)	(17,246)
Cash paid for warrant amendment and exchange	—	—	(149,947)
Purchase of common stock	(999,999)	(999,893)	(349,998)
Change in short-term borrowings, net	141,422	174,335	(15,614)
Proceeds from issuance of long-term debt	4,974,712	2,043,448	1,458,000
Payment of long-term debt	(3,480,289)	(1,990,796)	(1,644,198)
Proceeds from exercise of stock options	76,172	143,883	67,738
Other items, net	15,530	25,198	6,269
Net cash provided by (used in) financing activities	692,914	(611,516)	(644,996)
Effect on cash of changes in exchange rates	10,661	1,653	(30,383)
Net decrease in cash and cash equivalents	(58,676)	(25,087)	(286,996)
Cash and cash equivalents — beginning of period	349,969	375,056	662,052
Cash and cash equivalents — end of period	$291,293	$349,969	$375,056
Supplemental disclosures of cash flow information —
Non-cash transactions:
Other current liabilities	$250,000	$—	$—
Other long-term obligations	$—	$—	$376,110
Cash paid during the period for:
Income taxes	$189,620	$308,544	$124,123
Interest	$249,429	$246,762	$284,637

See Notes to Consolidated Financial Statements

Mylan Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.	Nature of Operations

Mylan Inc. and its subsidiaries (collectively, the “Company,” “Mylan,” “our” or “we”) are engaged in the global development, licensing, manufacture, marketing and distribution of generic, brand and branded generic pharmaceutical products for resale by others and active pharmaceutical ingredients (“API”) through two segments, “Generics” and “Specialty.” The principal markets for Generics are proprietary and ethical pharmaceutical wholesalers and distributors, group purchasing organizations, drug store chains, independent pharmacies, drug manufacturers, institutions, and public and governmental agencies primarily within the United States (“U.S.”) and Canada (collectively, “North America”), Europe, the Middle East and Africa (collectively, “EMEA”), and India, Australia, Japan, New Zealand and Brazil (collectively, “Rest of World”). Generics also focuses on developing API with non-infringing processes for both internal use and to partner with manufacturers in regulated markets such as the U.S. and the European Union (“EU”) at market formation. The principal market for Specialty is pharmaceutical wholesalers and distributors, pharmacies and health care institutions primarily in the U.S.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Mylan Inc. and those of its wholly owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in equity method affiliates are recorded at cost and adjusted for the Company’s share of the affiliates’ cumulative results of operations, capital contributions and distributions. Noncontrolling interests in the Company’s subsidiaries are recorded net of tax as net earnings attributable to noncontrolling interests.

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.

Foreign Currencies. The Consolidated Financial Statements are presented in U.S. Dollars, the reporting currency of Mylan. Statements of Operations and Cash Flows of all of the Company’s subsidiaries that have functional currencies other than U.S. Dollars are translated at a weighted average exchange rate for the period for inclusion in the Consolidated Statements of Operations and Cash Flows, whereas assets and liabilities are translated at the end of the period exchange rates for inclusion in the Consolidated Balance Sheets. Translation differences are recorded directly in shareholders’ equity as foreign currency translation adjustments. Gains or losses on transactions denominated in a currency other than the subsidiaries’ functional currency, which arise as a result of changes in foreign currency exchange rates, are recorded in the Consolidated Statements of Operations.

Cash and Cash Equivalents. Cash and cash equivalents are comprised of highly liquid investments with an original maturity of three months or less at the date of purchase.

Marketable Securities. Marketable equity and debt securities classified as available-for-sale are recorded at fair value, with net unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive loss as a component of shareholders’ equity. Net realized gains and losses on sales of available-for-sale securities are computed on a specific security basis and are included in other (expense) income, net, in the Consolidated Statements of Operations. Marketable equity and debt securities classified as trading securities are valued at the quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date, and realized and unrealized gains and losses are included in other (expense) income, net, in the Consolidated Statements of Operations.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing investments, derivatives and accounts receivable.

Mylan invests its excess cash in high-quality, liquid money market instruments, principally overnight deposits and highly rated money market funds. The Company maintains deposit balances at certain financial institutions in excess of federally insured amounts. Periodically, the Company reviews the creditworthiness of its counterparties to derivative transactions, and it does not expect to incur a loss from failure of any counterparties to perform under agreements it has with such counterparties.

Mylan performs ongoing credit evaluations of its customers and generally does not require collateral. Approximately 41% and 38% of the accounts receivable balances represent amounts due from three customers at December 31, 2013 and December 31, 2012, respectively. Total allowances for doubtful accounts were $24.6 million and $23.0 million at December 31, 2013 and December 31, 2012, respectively.

Inventories. Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Provisions for potentially obsolete or slow-moving inventory, including pre-launch inventory, are made based on our analysis of inventory levels, historical obsolescence and future sales forecasts.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed and recorded on a straight-line basis over the assets’ estimated service lives (three to 18 years for machinery and equipment and other fixed assets and 15 to 39 years for buildings and improvements). The Company periodically reviews the original estimated useful lives of assets and makes adjustments when appropriate. Depreciation expense was approximately $152.3 million, $160.2 million and $152.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Intangible Assets and Goodwill. Intangible assets are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis over estimated useful lives ranging from five to 20 years. The Company periodically reviews the original estimated useful lives of intangible assets and makes adjustments when events indicate that a shorter life is appropriate.

The Company accounts for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The cost to acquire a business is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Amounts allocated to acquired in-process research and development (“IPR&D”) are capitalized at the date of an acquisition and, at the time, such IPR&D assets have indefinite lives. As products in development are approved for sale, amounts will be allocated to product rights and licenses and will be amortized over their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

We review goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management's assessment of the fair value of the Company's reporting units as compared to their related carrying value. Under the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”), we have the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. Fair values and useful lives are determined based on, among other factors, the expected future period of benefit of the asset, the various characteristics of the asset and projected cash flows.

Contingent Consideration. Mylan records contingent consideration resulting from a business acquisition at its fair value on the acquisition date. Each reporting period thereafter, the Company revalues these obligations and records increases or decreases in their fair value as a charge (credit) to selling, general and administrative costs within the Consolidated Statements of Operations. Changes in the fair value of the contingent consideration obligations can result from adjustments to the discount rates, payment periods and adjustments in the probability of achieving future development steps, regulatory approvals, market launches, sales targets and profitability. These fair value measurements represent Level 3 measurements, as they are based on significant inputs not observable in the market.

Significant judgment is employed in determining the assumptions utilized as of the acquisition date and for each subsequent measurement period. Accordingly, changes in the assumptions described above could have a material impact on the Company’s consolidated results of operations.

Impairment of Long-Lived Assets. The carrying values of long-lived assets, which include property, plant and equipment and intangible assets with finite lives, are evaluated periodically in relation to the expected future undiscounted cash flows of the underlying assets and monitored for other potential triggering events. Adjustments are made in the event that estimated undiscounted net cash flows are less than the carrying value.

Indefinite-lived intangibles, principally IPR&D, are tested at least annually for impairment or upon the occurrence of a triggering event. The impairment test for IPR&D consists of a comparison of the asset’s fair value with its carrying value. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

Short-Term Borrowings. Mylan Laboratories Limited has working capital facilities with several banks which are secured by its current assets. The working capital facilities have a weighted average interest rate of 2.3% at December 31, 2013.

Mylan Pharmaceuticals Inc. (“MPI”), a wholly owned subsidiary of the Company, also has a $400 million accounts receivable facility (“Receivables Facility”), which will expire in February 2015. Included in the Consolidated Balance Sheets at December 31, 2013 and December 31, 2012, respectively, are $374 million and $180 million of short-term borrowings, which are recorded as a secured loan. The receivables underlying any borrowings are included in accounts receivable, net, in the Consolidated Balance Sheets. There were $723.1 million and $556.5 million of securitized accounts receivable at December 31, 2013 and 2012, respectively.

Revenue Recognition. Mylan recognizes net revenue for product sales when title and risk of loss pass to its customers and when provisions for estimates, including discounts, sales allowances, price adjustments, returns, chargebacks and other promotional programs, are reasonably determinable. The following briefly describes the nature of each provision and how such provisions are estimated.

Discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon sale utilizing historical customer payment experience.

Volume-based sales allowances are offered to key customers to promote customer loyalty and encourage greater product sales. These programs provide that upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives credit against purchases. Other promotional programs are incentive programs periodically offered to our customers. The Company is able to estimate provisions for volume-based sales allowances and other promotional programs based on the specific terms in each agreement at the time of sale.

Consistent with industry practice, Mylan maintains a return policy that allows customers to return product within a specified period prior and subsequent to the expiration date. The Company’s estimate of the provision for returns is generally based upon historical experience with actual returns.

Price adjustments, which include shelf stock adjustments, are credits issued to reflect decreases in the selling prices of products. Shelf stock adjustments are based upon the amount of product which the customer has remaining in its inventory at the time of the price reduction. Decreases in selling prices are discretionary decisions made by the Company to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and, in the case of shelf stock adjustments, estimates of inventory held by the customer.

The Company has agreements with certain indirect customers, such as independent pharmacies, managed care organizations, hospitals, nursing homes, governmental agencies and pharmacy benefit management companies, which establish contract prices for certain products. The indirect customers then independently select a wholesaler from which to actually purchase the products at these contracted prices. Alternatively, certain wholesalers may enter into agreements with indirect customers that establish contract pricing for certain products, which the wholesalers provide. Under either arrangement, Mylan will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credits are called chargebacks. The provision for chargebacks is based on expected sell-through levels by our wholesaler customers to indirect customers, as well as estimated wholesaler inventory levels.

Accounts receivable are presented net of allowances relating to the above provisions. No significant revisions were made to the methodology used in determining these provisions during the years ended December 31, 2013 and 2012. Such allowances were $1.24 billion and $977.0 million at December 31, 2013 and 2012, respectively. Other current liabilities included $281.1 million and $202.9 million at December 31, 2013 and 2012, respectively, for certain sales allowances and other adjustments that are paid to indirect customers.

Royalty or profit share revenue from licensees, which are based on third-party sales of licensed products and technology, is recorded in accordance with the contract terms, when third-party sales can be reliably measured and collection of the funds is reasonably assured. Royalty revenue is included in other revenue in the Consolidated Statements of Operations.

The Company recognizes contract manufacturing and other service revenue when the service is performed or when the Company’s partners take ownership and title has passed, collectability is reasonably assured, the sales price is fixed or determinable, and there is persuasive evidence of an arrangement.

During the years ended December 31, 2013, 2012 and 2011, sales to Cardinal Health, Inc. were 15%, 14%, and 13%, respectively, and sales to McKesson Corporation were 14%, 13% and 11%, respectively, of consolidated net revenues.

Research and Development. Research and Development (“R&D”) expenses are charged to operations as incurred.

Income Taxes. Income taxes have been provided for using an asset and liability approach in which deferred income taxes reflect the tax consequences on future years of events that the Company has already recognized in the financial statements or tax returns. Changes in enacted tax rates or laws may result in adjustments to the recorded tax assets or liabilities in the period that the new tax law is enacted.

Earnings per Common Share. Basic earnings per common share is computed by dividing net earnings attributable to Mylan Inc. common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per common share is computed by dividing net earnings attributable to Mylan Inc. common shareholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding related to potentially dilutive securities or instruments, if the impact is dilutive.

On September 15, 2008, concurrent with the sale of $575 million aggregate principal amount of Cash Convertible Notes due 2015 (the “Cash Convertible Notes”), Mylan entered into a convertible note hedge and warrant transaction with certain counterparties. Pursuant to the warrant transactions, the Company sold to the counterparties warrants to purchase in the aggregate up to approximately 43.2 million shares of Mylan common stock, subject to anti-dilution adjustments substantially similar to the anti-dilution adjustments for the Cash Convertible Notes, which under most circumstances represents the maximum number of shares that underlie the conversion reference rate for the Cash Convertible Notes. The sold warrants had an exercise price of $20.00 and will be net share settled, meaning that Mylan will issue a number of shares per warrant corresponding to the difference between its share price at each warrant expiration date and the exercise price. The warrants meet the definition of derivatives under the guidance in the FASB Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging (“ASC 815”); however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40 Contracts in Entity’s Own Equity (“ASC 815-40”), the warrants have been recorded in shareholders’ equity in the Consolidated Balance Sheets.

In September 2011, the Company entered into amendments with the counterparties to exchange the original warrants with an exercise price of $20.00 (the “Old Warrants”) with new warrants with an exercise price of $30.00 (the “New Warrants”). Approximately 41.0 million of the Old Warrants were exchanged in the transaction. All other terms and settlement provisions of the Old Warrants remain unchanged in the New Warrants. The New Warrants meet the definition of derivatives under the guidance in ASC 815; however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40, the New Warrants have also been recorded in shareholders’ equity in the Consolidated Balance Sheets. The dilutive impact of the Old and New Warrants are included in the calculation of diluted earnings per share based upon the average market value of the Company’s common stock during the period as compared to the exercise price. For the year ended December 31, 2013, 2012 and 2011, 5.1 million, 0.3 million and 4.3 million, respectively, warrants were included in the calculation of diluted earnings per share.

The Board of Directors periodically authorizes the Company to repurchase common stock in the open market or through other methods. The Company repurchased 28.5 million common shares at a cost of $1.0 billion, 41.4 million common shares at a cost of $1.0 billion and 14.8 million common shares at a cost of $350 million in 2013, 2012 and 2011, respectively. These amounts reflect transactions executed through December 31st of each year. Basic and diluted earnings per common share attributable to Mylan Inc. are calculated as follows:

	Year Ended December 31,
(In thousands, except per share amounts)	2013	2012	2011
Basic earnings attributable to Mylan Inc. common shareholders (numerator):
Net earnings attributable to Mylan Inc. common shareholders	$623,711	$640,850	$536,810
Shares (denominator):
Weighted average common shares outstanding	383,327	415,210	430,839
Basic earnings per common share attributable to Mylan Inc. common shareholders	$1.63	$1.54	$1.25

Diluted earnings attributable to Mylan Inc. common shareholders (numerator):
Net earnings attributable to Mylan Inc. common shareholders	$623,711	$640,850	$536,810
Shares (denominator):
Weighted average common shares outstanding	383,327	415,210	430,839
Stock-based awards and warrants	11,127	5,026	7,946
Total dilutive shares outstanding	394,454	420,236	438,785
Diluted earnings per common share attributable to Mylan Inc. common shareholders	$1.58	$1.52	$1.22

Additional stock options or restricted stock awards were outstanding during the years ended December 31, 2013, 2012 and 2011 but were not included in the computation of diluted earnings per share for each respective period, because the effect would be anti-dilutive. Such anti-dilutive stock options or restricted stock awards represented 1.0 million, 4.8 million and 5.5 million shares for the years ended December 31, 2013, 2012 and 2011, respectively.

Stock-Based Compensation. The fair value of stock-based compensation is recognized as expense in the Consolidated Statements of Operations over the vesting period.

Derivatives. From time to time the Company may enter into derivative financial instruments (mainly foreign currency exchange forward contracts, interest rate swaps and purchased equity call options) designed to: 1) hedge the cash flows resulting from existing assets and liabilities and transactions expected to be entered into over the next twenty-four months in currencies other than the functional currency, 2) hedge the variability in interest expense on floating rate debt, 3) hedge the fair value of fixed-rate notes, 4) hedge against changes in interest rates that could impact future debt issuances, or 5) hedge cash or share payments required on conversion of issued convertible notes. Derivatives are recognized as assets or liabilities in the Consolidated Balance Sheets at their fair value. When the derivative instrument qualifies as a cash flow hedge, changes in the fair value are included in earnings or deferred through other comprehensive earnings depending on the nature and effectiveness of the offset. If a derivative instrument qualifies as a fair value hedge, the changes in the fair value, as well as the offsetting changes in the fair value of the hedged items, are included in interest expense. When such instruments do not qualify for hedge accounting the changes in fair value are recorded in the Consolidated Statements of Operations within other (expense) income, net.

Financial Instruments. The Company’s financial instruments consist primarily of short-term and long-term debt, interest rate swaps, forward contracts, and option contracts. The Company’s financial instruments also include cash and cash equivalents as well as accounts and other receivables and accounts payable, the fair values of which approximate their carrying values. As a policy, the Company does not engage in speculative or leveraged transactions.

The Company uses derivative financial instruments for the purpose of hedging foreign currency and interest rate exposures, which exist as part of ongoing business operations or to hedge cash or share payments required on conversion of issued convertible notes. The Company carries derivative instruments on the Consolidated Balance Sheets at fair value, determined by reference to market data such as forward rates for currencies, implied volatilities, and interest rate swap yield curves. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it.

Recent Accounting Pronouncements. In July 2013, the FASB issued revised accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward exists. The amended guidance clarifies when the unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss and when the unrecognized tax benefit should be presented in the financial statements as a liability and not combined with the deferred tax asset. The guidance is effective for fiscal years, and interim periods, beginning after December 15, 2013. The

Company does not expect that the adoption of the guidance will have a material effect on its results of operations, financial position or cash flows.

In February 2013, the FASB issued revised accounting guidance on the presentation of comprehensive income in the financial statements. The amended guidance requires an entity to report, in one place, the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income. Reclassifications must be disclosed if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. The guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted the guidance during 2013 by presenting additional disclosure in the notes to financial statements (see Note 8). The adoption of the guidance did not have a material effect on the Company’s results of operations, financial position or cash flows.
In December 2011 and January 2013, the FASB issued revised accounting guidance for an entity with particular financial instruments and derivative instruments that offset in accordance with the FASB’s guidance regarding other presentation matters for derivatives and hedging. Under the amendments in this update, an entity with financial instruments that are offset in the financial statements or subject to enforceable master netting arrangements, or similar agreements, must disclose the gross amount recognized for the asset/liability, the offsetting amounts, the net amounts presented on the balance sheet and any amounts subject to enforceable master netting arrangements. The amended guidance is effective for fiscal years, including interim periods, beginning on or after January 1, 2013. Retroactive application is required. The Company adopted the guidance during 2013, and the adoption of the guidance did not have a material effect on the Company’s results of operations, financial position or cash flows.

3.	Acquisitions and Other Transactions

Agila Specialties
On February 27, 2013, the Company announced that it had signed definitive agreements to acquire the Agila Specialties businesses (“Agila”), a developer, manufacturer and marketer of high-quality generic injectable products, from Strides Arcolab Limited (“Strides Arcolab”). The transaction closed on December 4, 2013 and the total purchase price was approximately $1.43 billion (net of cash acquired of $3.4 million), which includes estimated contingent consideration of $250 million. The contingent consideration, which could total a maximum of $461 million, is primarily related to the satisfaction of certain regulatory conditions, including potential regulatory remediation costs and the resolution of certain pre-acquisition contingencies. The acquisition of Agila significantly expands and strengthens Mylan's existing injectables platform and portfolio, and also provides Mylan entry into certain new geographic markets.

In accordance with GAAP, the Company used the purchase method of accounting to account for this transaction. Under the purchase method of accounting, the assets acquired and liabilities assumed in the transaction were recorded at their respective estimated fair values at the acquisition date. During the six months ended June 30, 2014, adjustments were made to the preliminary amounts recorded at December 31, 2013 primarily related to working capital and deferred taxes. These adjustments are reflected in the values presented below and in the revised December 31, 2013 consolidated balance sheet. The allocation of the $1.43 billion purchase price to the assets acquired and liabilities assumed for Agila is as follows:

(In millions)
Current assets (excluding inventories)	$45.5
Inventories	37.3
Property, plant and equipment	146.2
Identified intangible assets	280.0
In-process research and development	436.0
Goodwill	936.6
Other assets, including equity method investment	152.8
Total assets acquired	2,034.4
Current liabilities	(242.0)
Deferred tax liabilities	(235.1)
Other non-current liabilities	(123.6)
Net assets acquired	$1,433.7

The amount allocated to IPR&D represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the acquisition, had not reached technological feasibility and had no alternative future use. The fair value of the IPR&D was based on the excess earnings method, which utilizes forecasts of expected cash inflows (including estimates for ongoing costs) and other contributory charges. A discount rate of 13.0% was utilized to discount net cash inflows to present values. IPR&D is accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion and launch of each product, the Company will make a determination of the estimated useful life of the individual IPR&D asset. The acquired IPR&D projects are in various stages of completion and the estimated costs to complete these projects total approximately $50 million which is expected to be incurred from 2014 through 2016. There are risks and uncertainties associated with the timely and successful completion of the projects included in IPR&D, and no assurances can be given that the underlying assumptions used to estimate the fair value of IPR&D will not change or the timely completion of each project to commercial success will occur.

The identified intangible assets of $280 million are comprised of $221 million of product rights and licenses that have a weighted average useful life of 8 years and $59 million of customer relationships that have a weighted average useful life of 5 years. The equity method investment of $125 million represents the fair value of Agila’s 50% interest in Sagent Agila LLC (“Sagent Agila”). The goodwill of $937 million arising from the acquisition consisted largely of the value of the employee workforce and the value of products to be developed in the future. All of the goodwill was assigned to Mylan’s Generics segment. The allocation of the goodwill to the individual reporting units within the Generics segment has not been completed. None of the goodwill recognized is currently expected to be deductible for income tax purposes.

Significant assumptions utilized in the valuation of identified intangible assets, the equity method investment and IPR&D were based on company specific information and projections which are not observable in the market and are thus considered Level 3 measurements as defined by GAAP.

Approximately $49.8 million of expenses were incurred during the year ended December 31, 2013 that related to this acquisition.

The operating results of Agila have been included in Mylan’s Consolidated Statements of Operations since December 4, 2013. Revenues and earnings from the acquisition date through December 31, 2013 were not material to Mylan’s consolidated financial statements.

Unaudited Pro Forma Financial Results
The following table presents supplemental unaudited pro forma information as if the acquisition of Agila had occurred on January 1, 2012. The unaudited pro forma results reflect certain adjustments related to past operating performance and acquisition accounting adjustments, such as increased amortization expense based on the fair valuation of assets acquired, the impact of acquisition financing, transaction costs and the related income tax effects. The unaudited pro forma results do not include any anticipated synergies which may be achievable subsequent to the acquisition date. Accordingly, the unaudited pro forma results are not necessarily indicative of the results that actually would have occurred had the acquisition been completed on January 1, 2012, nor are they indicative of the future operating results of the combined company.

	Year Ended December 31,
	2013	2012
(In millions, except per share amounts)	(Unaudited)
Total revenues	$7,109	$7,036
Net earnings attributable to Mylan Inc. common shareholders	$443	$530
Earnings per common share attributable to Mylan Inc. common shareholders
Basic	$1.16	$1.28
Diluted	$1.12	$1.26
Weighted average common shares outstanding:
Basic	383,327	415,210
Diluted	394,454	420,236

Respiratory Delivery Platform
On December 23, 2011, Mylan completed its acquisition of the exclusive worldwide rights to develop, manufacture and commercialize a generic equivalent to GlaxoSmithKline’s Advair® Diskus and Seretide® Diskus incorporating Pfizer Inc.’s proprietary dry powder inhaler delivery platform (“respiratory delivery platform”). As part of the agreement, Mylan will fund the remaining development and capital requirements as well as make certain potential development and commercial milestone payments as the products are brought to market. In accordance with GAAP, the Company accounted for this transaction as a purchase of a business and utilized the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed in the transaction were recorded at the date of acquisition at the estimate of their respective fair values.

The total purchase consideration was $348 million. This amount consisted of an initial cash payment of $22 million, approximately $4 million in assumed liabilities, and $322 million of contingent consideration. Pfizer is eligible to receive milestone payments, which are contingent upon the future product development achievements including regulatory approvals, market launches, sales targets and profitability. The $322 million of contingent consideration at the acquisition date represented the net present value of expected milestone and profit sharing payments. The purchase price allocation, including the valuation of the contingent payment elements of the purchase price, resulted in IPR&D of $338 million, fixed assets of $8 million and goodwill of $2 million.

The amount allocated to acquired IPR&D represented an estimate of the fair value of purchased in-process technology that, as of the closing date of the acquisition, had not reached technological feasibility and had no alternative future use. The fair value of IPR&D was based on the excess earnings method, which utilizes forecasts of expected net cash inflows (including estimates for ongoing costs) and other contributory charges. A discount rate of 12.5% was utilized to discount net cash inflows to present values.

The project is in the early stages of development, and the expected costs to complete are estimated to be significant. The project is not expected to begin generating a material benefit to the Company until after 2016. There can be no certainty that these assets ultimately will yield a successful product. Failure to successfully complete this project would have a material impact on the IPR&D assets related to it. Additionally, no assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change in future periods.

Other Transactions
Beginning in 2013, we established an exclusive long-term strategic collaboration with Pfizer Japan Inc. (“Pfizer Japan”) to develop, manufacture, distribute and market generic drugs in Japan. Under the agreement, both parties operate separate legal entities in Japan and collaborate on current and future generic products, sharing the costs and profits resulting from the collaboration. Mylan Japan’s responsibilities primarily consist of managing operations, including R&D and manufacturing. Pfizer Japan’s responsibilities primarily consist of the commercialization of the combined generics portfolio and managing a combined marketing and sales effort.

During 2013, the Company completed the acquisition of four separate manufacturing operations located in India. The aggregate purchase price was approximately $76 million in cash. As part of the purchase price allocations, goodwill in the aggregate of approximately $20 million was recognized within the Generics segment. The acquisitions did not have a material impact on the Company’s results of operations since the acquisition dates.

During 2011, the Company completed two additional business acquisitions for total purchase consideration of approximately $165 million. The total combined purchase consideration of the two acquisitions included initial cash payments of $59 million and approximately $106 million in assumed liabilities. The preliminary purchase price allocations, including the valuation of the contingent payment elements of the purchase price, resulted in intangible assets of $130 million, IPR&D of $30 million and fixed assets of $5 million. The impact on our results of operations since the acquisition dates was not material.

4.	Balance Sheet Components

Selected balance sheet components consist of the following:

(In thousands)	December 31, 2013	December 31, 2012
Inventories:
Raw materials	$482,751	$455,958
Work in process	310,004	268,191
Finished goods	864,138	801,093
	$1,656,893	$1,525,242

Property, plant and equipment:
Land and improvements	$75,100	$73,857
Buildings and improvements	747,003	665,058
Machinery and equipment	1,698,411	1,436,904
Construction in progress	207,721	308,192
	2,728,235	2,484,011
Less accumulated depreciation	1,062,759	1,086,795
	$1,665,476	$1,397,216

Other current liabilities:
Legal and professional accruals, including litigation accruals	$145,794	$122,083
Payroll and employee benefit plan accruals	288,750	266,650
Accrued sales allowances	281,112	202,891
Accrued interest	68,466	72,590
Fair value of financial instruments	74,312	29,051
Other	538,104	290,281
	$1,396,538	$983,546

The value of contingent consideration included in other current liabilities is $250.0 million at December 31, 2013. Contingent consideration included in other long-term obligations totaled $414.6 million and $379.2 million at December 31, 2013 and 2012, respectively. Included in prepaid expenses and other current assets is $129.5 million and $1.5 million of restricted cash at December 31, 2013 and 2012, respectively. An additional $100 million of restricted cash is classified as a component of other long-term assets at December 31, 2013. The increase in restricted cash at December 31, 2013 principally related to amounts deposited in escrow, or restricted accounts, for potential contingent consideration payments related to the Agila acquisition.

The Company’s equity method investments in clean energy partnerships, whose activities qualify for income tax credits under section 45 of the U.S. Internal Revenue Code, totaled $401.7 million and $71.7 million at December 31, 2013 and 2012, respectively, and are included in other assets in the Consolidated Balance Sheets. Liabilities related to these investments totaled $415.4 million and $78.7 million at December 31, 2013 and 2012, respectively, and are included in other long-term obligations in the Consolidated Balance Sheets.
As part of the Agila acquisition, the Company acquired a 50% interest in Sagent Agila, which was established in 2007 between Agila and Sagent Pharmaceuticals, Inc. Sagent Agila was established to allow for the development, manufacturing and distribution of certain generic injectable products in the U.S. market. The initial term of the venture expires upon the tenth anniversary of its formation. The fair value of the 50% interest was valued at $125 million and is accounted for using the equity method of accounting. The equity method investment is included in other assets in the Consolidated Balance Sheets. The results of Sagent Agila since the acquisition date were not material to Mylan’s consolidated financial statements.

5.	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2013 and 2012 are as follows:

(In thousands)	Generics Segment	Specialty Segment	Total
Balance at December 31, 2011:
Goodwill	$3,196,428	$706,507	$3,902,935
Accumulated impairment losses	—	(385,000)	(385,000)
	3,196,428	321,507	3,517,935
Foreign currency translation	(2,280)	—	(2,280)
	3,194,148	321,507	3,515,655
Balance at December 31, 2012:
Goodwill	3,194,148	706,507	3,900,655
Accumulated impairment losses	—	(385,000)	(385,000)
	3,194,148	321,507	3,515,655
Goodwill acquired (1)	956,359	—	956,359
Transfers (2)	(27,602)	27,602	—
Foreign currency translation	(131,529)	—	(131,529)
	3,991,376	349,109	4,340,485
Balance at December 31, 2013:
Goodwill	3,991,376	734,109	4,725,485
Accumulated impairment losses	—	(385,000)	(385,000)
	$3,991,376	$349,109	$4,340,485
____________

(1)	See Note 3.

(2)
As a result of the January 1, 2013 reorganization of certain components between the Generics and Specialty segments, the Company was required to reassign a portion of the carrying amount of goodwill to the Specialty segment.

Intangible assets consist of the following components at December 31, 2013 and 2012:

(In thousands)	Weighted Average Life (Years)	Original Cost	Accumulated Amortization	Net Book Value
December 31, 2013
Amortized intangible assets:
Patents and technologies	20	$116,631	$93,761	$22,870
Product rights and licenses	10	3,559,505	2,018,111	1,541,394
Other (1)	8	173,974	59,395	114,579
		3,850,110	2,171,267	1,678,843
In-process research and development		839,045	—	839,045
		$4,689,155	$2,171,267	$2,517,888
December 31, 2012
Amortized intangible assets:
Patents and technologies	20	$116,631	$88,288	$28,343
Product rights and licenses	10	3,459,980	1,749,424	1,710,556
Other (1)	8	111,033	51,384	59,649
		3,687,644	1,889,096	1,798,548
In-process research and development		425,909	—	425,909
		$4,113,553	$1,889,096	$2,224,457
____________

(1)	Other intangibles consist principally of customer lists and contracts.

Product rights and licenses are primarily comprised of the products marketed at the time of acquisition. These product rights and licenses relate to numerous individual products, the net book value of which, by therapeutic category, is as follows:

(In thousands)	December 31, 2013	December 31, 2012
Allergy	$95,911	$111,386
Anti-infectives	194,220	145,109
Antineoplastic	147,414	51,251
Cardiovascular	235,777	309,062
Central Nervous System	211,205	273,102
Dermatological	79,576	93,644
Endocrine and Metabolic	72,400	80,702
Gastrointestinal	95,184	121,823
Respiratory System	147,448	218,658
Other (1)	262,259	305,819
	$1,541,394	$1,710,556
____________

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of total product rights and licenses.

Amortization expense, which is classified primarily within cost of sales in the Consolidated Statements of Operations, for the years ended December 31, 2013, 2012 and 2011 was $363.7 million, $386.4 million and $357.8 million, respectively. Amortization expense is expected to be approximately $386 million, $360 million, $276 million, $231 million and $182 million for the years ended December 31, 2014 through 2018, respectively.

Indefinite-lived intangibles, such as the Company’s IPR&D assets, are tested at least annually for impairment, but they may be tested whenever certain impairment indicators are present. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

The Company performs its annual impairment review of certain IPR&D assets at September 30th. This review of IPR&D assets principally relates to assets acquired as part of the Bioniche Pharma acquisition in September 2010. For the years ended December 31, 2013 and 2012, the Company recorded impairment charges related to the Bioniche Pharma IPR&D assets in the amounts of $18.0 million and $41.6 million, respectively, which were recorded as a component of amortization expense. These impairment charges resulted from the Company’s estimate of the fair value of these assets, which was based upon updated forecasts and commercial development plans, compared with the assigned fair values at the acquisition date. The fair value was determined based upon detailed valuations employing the income approach which utilized Level 3 inputs, as defined in Note 6. The fair value of IPR&D was calculated as the present value of the estimated future net cash flows using a market rate of return. The assumptions inherent in the estimated future cash flows include, among other things, the impact of changes to the development programs, the projected development and regulatory time frames and the current competitive environment. A discount rate of approximately 10% was utilized in each valuation at September 30, 2013 and 2012. Changes to any of the Company’s assumptions may result in a further reduction to the estimated fair value of the IPR&D asset.

During the years ended December 31, 2013 and 2012, approximately $6.5 million and $33.0 million, respectively, was reclassified from acquired IPR&D to product rights and licenses. Also during the year ended December 31, 2012, the Company paid approximately $70.0 million to acquire products rights and licenses, the majority of which relates to two dermatological products acquired from Valeant Pharmaceuticals.

6.	Financial Instruments and Risk Management
Mylan is exposed to certain financial risks relating to its ongoing business operations. The primary financial risks that are managed by using derivative instruments are foreign currency risk, interest rate risk and equity risk.

Foreign Currency Risk Management
In order to manage foreign currency risk, Mylan enters into foreign exchange forward contracts to mitigate risk associated with changes in spot exchange rates of mainly non-functional currency denominated assets or liabilities. The foreign exchange forward contracts are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. Any gains or losses on the foreign exchange forward contracts are recognized in earnings in the period incurred in the Consolidated Statements of Operations.

The Company has also entered into forward contracts to hedge forecasted foreign currency denominated sales from certain international subsidiaries. These contracts are designated as cash flow hedges to manage foreign currency transaction risk and are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. Any changes in fair value are included in earnings or deferred through accumulated other comprehensive earnings (“AOCE”), depending on the nature and effectiveness of the offset.

Interest Rate Risk Management
The Company enters into interest rate swaps in order to manage interest rate risk associated with the Company’s fixed- and floating-rate debt. These derivative instruments are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets.

The Company’s interest rate swaps designated as cash flow hedges fix the interest rate on a portion of the Company’s variable-rate debt or hedge part of the Company’s interest rate exposure associated with the variability in the future cash flows attributable to changes in interest rates. Any changes in fair value are included in earnings or deferred through AOCE, depending on the nature and effectiveness of the offset. Any ineffectiveness in a cash flow hedging relationship is recognized immediately in earnings in the Consolidated Statements of Operations. In conjunction with the senior notes offering during the second quarter of 2013 and the related repayment of the Company’s variable-rate U.S. Term Loans (the “U.S. Term Loans”) (see Note 7), the Company terminated all existing interest rate swaps that had previously fixed the interest rate on a portion of the Company’s variable-rate U.S. Term Loans. As a result, during the year ended December 31, 2013, approximately $0.8 million that had previously been classified in AOCE was recognized into other (expense) income, net, as the forecasted transaction was no longer probable of occurring. In addition, $750 million of floating-rate debt interest rate swaps that were extended through forward-starting swaps were terminated during the year ended December 31, 2013 in the transaction described above. The total notional amount of the Company’s interest rate swaps on floating-rate debt was $850 million as of December 31, 2012. There were no interest rate swaps on floating-rate debt as of December 31, 2013.

In anticipation of issuing fixed-rate debt, the Company may use treasury rate locks or forward starting interest rate swaps that are designated as cash flow hedges. During the first and third quarters of 2013, the Company entered into a series of forward starting swaps to hedge against changes in interest rates that could impact the Company’s expected financing of the acquisition of Agila. These interest rate swaps were designated as cash flow hedges of expected future interest payments. In February 2013, the Company executed interest rate swaps with a notional value of $1.07 billion. In September 2013, the terms of these swaps were extended to an effective date in November 2013 and the Company executed an additional $930 million of notional value of interest rate swaps with an effective date in November 2013. In November 2013 all of the swaps were terminated in conjunction with the completion of the financing of the Agila acquisition. A gain of $41.2 million is recorded in AOCE, which will be amortized over the term of the related financing transactions. In addition, $0.8 million of hedge ineffectiveness was recorded in other (expense) income, net.

In April 2013, the Company entered into a series of forward starting swaps to hedge against changes in interest rates that could impact future debt issuances. These swaps are designated as cash flow hedges of expected future interest payments related to these issuances. The Company executed $1.80 billion of notional value swaps with effective dates ranging from December 2014 to August 2015. These swaps have maturities of ten years.

The Company's interest rate swaps designated as fair value hedges convert the fixed rate on a portion of the Company's fixed-rate senior notes to a variable rate. These interest rate swaps designated as fair value hedges are measured at fair value and reported as assets or current liabilities in the Consolidated Balance Sheets. Any changes in the fair value of these derivative instruments, as well as the offsetting change in fair value of the portion of the fixed-rate debt being hedged, is included in interest expense. In June 2013, the Company entered into interest rate swaps with a notional value of $500 million that were designated as hedges of the Company’s 1.800% Senior Notes due 2016. The variable rate was 1.41% at December 31, 2013. In December 2013, the Company entered into interest rate swaps with a notional value of $750 million that were designated as hedges of the Company’s 3.125% Senior Notes due 2023. The variable rate was 0.57% at December 31, 2013. The total notional amount of the Company’s interest rate swaps on fixed-rate debt was $1.8 billion and $500 million as of December 31, 2013 and December 31, 2012 respectively.

In November 2011, the Company terminated certain interest rate swaps that had previously fixed the interest rate on a portion of the Company’s term loans. As a result, during the year ended December 31, 2011, charges of approximately $13.9 million that had previously been classified in AOCE were recognized into other (expense) income, net.

Certain derivative instrument contracts entered into by the Company are governed by Master Agreements, which contain credit-risk-related contingent features that would allow the counterparties to terminate the contracts early and request immediate payment should the Company trigger an event of default on other specified borrowings. The Company is not subject to any obligations to post collateral under derivative instrument contracts.

The Company maintains significant credit exposure arising from the convertible note hedge on its Cash Convertible Notes. Holders may convert their Cash Convertible Notes subject to certain conversion provisions determined by a) the market price of the Company’s common stock, b) specified distributions to common shareholders, c) a fundamental change, as defined in the purchase agreement, or d) certain time periods specified in the purchase agreement. The conversion feature can only be settled in cash and, therefore, it is bifurcated from the Cash Convertible Notes and treated as a separate derivative instrument. In order to offset the cash flow risk associated with the cash conversion feature, the Company entered into a convertible note hedge with certain counterparties. Both the cash conversion feature and the purchased convertible note hedge are measured at fair value with gains and losses recorded in the Company’s Consolidated Statements of Operations. Also, in conjunction with the issuance of the Cash Convertible Notes, the Company entered into several warrant transactions with certain counterparties. The warrants meet the definition of derivatives; however, because these instruments have been determined to be indexed to the Company’s own stock, and have been recorded in shareholders’ equity in the Company’s Consolidated Balance Sheets, the instruments are exempt from the scope of GAAP guidance regarding accounting for derivative instruments and hedging activities and are not subject to the fair value provisions set forth therein.

At December 31, 2013, the convertible note hedge had a total fair value of $1.30 billion, which reflects the maximum loss that would be incurred should the parties fail to perform according to the terms of the contract. The counterparties are highly rated diversified financial institutions with both commercial and investment banking operations. The counterparties are required to post collateral against this obligation should they be downgraded below thresholds specified in the contract. Eligible collateral is comprised of a wide range of financial securities with a valuation discount percentage reflecting the associated risk.

The Company regularly reviews the creditworthiness of its financial counterparties and does not expect to incur a significant loss from failure of any counterparties to perform under any agreements.

The Company records all derivative instruments on a gross basis in the Consolidated Balance Sheets. Accordingly, there are no offsetting amounts that net assets against liabilities. The asset and liability balances presented in the tables below reflect the gross amounts of derivatives recorded in the Company’s Consolidated Financial Statements.

Fair Values of Derivative Instruments
Derivatives Designated as Hedging Instruments

	Asset Derivatives
	December 31, 2013		December 31, 2012
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Prepaid expenses and other current assets	$90,305	Prepaid expenses and other current assets	$36,647
Interest rate swaps	Other assets	93,100	Other assets	—
Total		$183,405		$36,647

	Liability Derivatives
	December 31, 2013		December 31, 2012
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other current liabilities	$15,826	Other current liabilities	$9,823
Foreign currency forward contracts	Other current liabilities	53,123	Other current liabilities	15,863
Total		$68,949		$25,686

Fair Values of Derivative Instruments
Derivatives Not Designated as Hedging Instruments

	Asset Derivatives
	December 31, 2013		December 31, 2012
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Prepaid expenses and other current assets	$6,405	Prepaid expenses and other current assets	$5,818
Purchased cash convertible note hedge	Other assets	1,303,000	Other assets	636,300
Total		$1,309,405		$642,118

	Liability Derivatives
	December 31, 2013		December 31, 2012
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Other current liabilities	$5,362	Other current liabilities	$3,365
Cash conversion feature of Cash Convertible Notes	Long-term debt	1,303,000	Long-term debt	636,300
Total		$1,308,362		$639,665

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Fair Value Hedging Relationships

	Location of (Loss) or Gain Recognized in Earnings on Derivatives	Amount of (Loss) or Gain Recognized in Earnings on Derivatives
		Year Ended December 31,
(In thousands)		2013	2012	2011
Interest rate swaps	Interest expense	$(17,933)	$19,562	$42,648
Total		$(17,933)	$19,562	$42,648

	Location of Gain or (Loss) Recognized in Earnings on Hedged Items	Amount of Gain or (Loss) Recognized in Earnings on Hedging Items
		Year Ended December 31,
(In thousands)		2013	2012	2011
2016 Senior Notes (1.800% coupon)	Interest expense	$448	$—	$—
2018 Senior Notes (6.000% coupon)	Interest expense	17,073	(6,873)	(29,773)
2023 Senior Notes (3.125% coupon)	Interest expense	15,379	—	—
Total		$32,900	$(6,873)	$(29,773)

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Cash Flow Hedging Relationships

	Amount of (Loss) or Gain Recognized in AOCE (Net of Tax) on Derivative (Effective Portion)
	Year Ended December 31,
(In thousands)	2013	2012	2011
Foreign currency forward contracts	$(83,784)	$(25,536)	$(55,453)
Interest rate swaps	136,616	(8,168)	15,836
Total	$52,832	$(33,704)	$(39,617)

	Location of Loss Reclassified from AOCE into Earnings (Effective Portion)	Amount of Loss Reclassified from AOCE into Earnings (Effective Portion)
		Year Ended December 31,
(In thousands)		2013	2012	2011
Foreign currency forward contracts	Net revenues	$(60,493)	$(44,217)	$(5,492)
Interest rate swaps	Interest expense	(1,465)	(2,386)	(15,719)
Interest rate swaps	Other (expense) income, net	(818)	—	—
Total		$(62,776)	$(46,603)	$(21,211)

	Location of Gain Excluded from the Assessment of Hedge Effectiveness	Amount of Gain Excluded from the Assessment of Hedge Effectiveness
		Year Ended December 31,
(In thousands)		2013	2012	2011
Foreign currency forward contracts	Other (expense) income, net	$61,636	$58,024	$13,432
Total		$61,636	$58,024	$13,432

At December 31, 2013, the Company expects that approximately $54 million of pre-tax net losses on cash flow hedges will be reclassified from AOCE into earnings during the next 12 months.

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Net Investment Hedging Relationships

	Amount of Loss Recognized in AOCE (Net of Tax) on Derivative (Effective Portion)
	Year Ended December 31,
(In thousands)	2013	2012	2011
Foreign currency borrowings	$—	$—	$(11,596)
Total	$—	$—	$(11,596)

During the years ended December 31, 2013, 2012 and 2011, there was no gain or loss recognized into earnings on derivatives with net investment hedging relationships.

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives Not Designated as Hedging Instruments

	Location of Gain or (Loss) Recognized in Earnings on Derivatives	Amount of Gain or (Loss) Recognized in Earnings on Derivatives
		Year Ended December 31,
(In thousands)		2013	2012	2011
Foreign currency forward contracts	Other (expense) income, net	$2,173	$(8,429)	$20,740
Cash conversion feature of Cash Convertible Notes	Other (expense) income, net	(667,000)	(176,300)	12,400
Purchased cash convertible note hedge	Other (expense) income, net	667,000	176,300	(12,400)
Total		$2,173	$(8,429)	$20,740

Fair Value Measurement
Fair value is based on the price that would be received from the sale of an identical asset or paid to transfer an identical liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy has been established that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities carried at fair value are classified in the tables below in one of the three categories described above:

	December 31, 2013
(In thousands)	Level 1	Level 2	Level 3	Total
Recurring fair value measurements
Financial Assets
Cash equivalents:
Money market funds	$—	$—	$—	$—
Total cash equivalents	—	—	—	—
Trading securities:
Equity securities — exchange traded funds	16,622	—	—	16,622
Total trading securities	16,622	—	—	16,622
Available-for-sale fixed income investments:
U.S. Treasuries	—	12,827	—	12,827
Corporate bonds	—	10,689	—	10,689
Agency mortgage-backed securities	—	701	—	701
Other	—	2,585	—	2,585
Total available-for-sale fixed income investments	—	26,802	—	26,802
Available-for-sale equity securities:
Biosciences industry	204	—	—	204
Total available-for-sale equity securities	204	—	—	204
Foreign exchange derivative assets	—	6,405	—	6,405
Interest rate swap derivative assets	—	183,405	—	183,405
Purchased cash convertible note hedge	—	1,303,000	—	1,303,000
Total assets at recurring fair value measurement	$16,826	$1,519,612	$—	$1,536,438
Financial Liabilities
Foreign exchange derivative liabilities	$—	$58,485	$—	$58,485
Interest rate swap derivative liabilities	—	15,826	—	15,826
Cash conversion feature of Cash Convertible Notes	—	1,303,000	—	1,303,000
Contingent consideration	—	—	664,648	664,648
Total liabilities at recurring fair value measurement	$—	$1,377,311	$664,648	$2,041,959

	December 31, 2012
(In thousands)	Level 1	Level 2	Level 3	Total
Recurring fair value measurements
Financial Assets
Cash equivalents:
Money market funds	$135,209	$—	$—	$135,209
Total cash equivalents	135,209	—	—	135,209
Trading securities:
Equity securities — exchange traded funds	10,913	—	—	10,913
Total trading securities	10,913	—	—	10,913
Available-for-sale fixed income investments:
U.S. Treasuries	—	11,085	—	11,085
Corporate bonds	—	8,189	—	8,189
Agency mortgage-backed securities	—	1,050	—	1,050
Other	—	2,502	—	2,502
Total available-for-sale fixed income investments	—	22,826	—	22,826
Available-for-sale equity securities:
Biosciences industry	102	—	—	102
Total available-for-sale equity securities	102	—	—	102
Foreign exchange derivative assets	—	5,818	—	5,818
Interest rate swap derivative assets	—	36,647	—	36,647
Purchased cash convertible note hedge	—	636,300	—	636,300
Total assets at recurring fair value measurement	$146,224	$701,591	$—	$847,815
Financial Liabilities
Foreign exchange derivative liabilities	$—	$19,228	$—	$19,228
Interest rate swap derivative liabilities	—	9,823	—	9,823
Cash conversion feature of Cash Convertible Notes	—	636,300	—	636,300
Contingent consideration	—	—	379,197	379,197
Total liabilities at recurring fair value measurement	$—	$665,351	$379,197	$1,044,548

For financial assets and liabilities that utilize Level 2 inputs, the Company utilizes both direct and indirect observable price quotes, including the LIBOR yield curve, foreign exchange forward prices, and bank price quotes. For the years ended December 31, 2013 and 2012, there were no transfers between Level 1 and 2 of the fair value hierarchy. Below is a summary of valuation techniques for Level 1 and Level 2 financial assets and liabilities:

•	Cash equivalents — valued at observable net asset value prices.

•	Trading securities — valued at the active quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date.

•	Available-for-sale fixed income investments — valued at the quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date.

•	Available-for-sale equity securities — valued using quoted stock prices from the London Exchange at the reporting date and translated to U.S. Dollars at prevailing spot exchange rates.

•	Interest rate swap derivative assets and liabilities — valued using the LIBOR/EURIBOR yield curves at the reporting date. Counterparties to these contracts are highly rated financial institutions.

•
Foreign exchange derivative assets and liabilities — valued using quoted forward foreign exchange prices at the reporting date. Counterparties to these contracts are highly rated financial institutions.

•
Cash conversion feature of cash convertible notes and purchased convertible note hedge — valued using quoted prices for the Company’s cash convertible notes, its implied volatility and the quoted yield on the Company’s other long-term debt at the reporting date. Counterparties to the purchased convertible note hedge are highly rated financial institutions.

The fair value measurement of contingent consideration is determined using Level 3 inputs. The Company’s contingent consideration represents a component of the total purchase consideration for the respiratory delivery platform, the Agila acquisition and certain other acquisitions. The measurement is calculated using unobservable inputs based on the Company’s own assumptions. For the respiratory platform and certain other acquisitions, significant unobservable inputs in the valuation include the probability and timing of future development and commercial milestones and future profit sharing payments. A discounted cash flow method was used to value contingent consideration at December 31, 2013 and 2012, which was calculated as the present value of the estimated future net cash flows using a market rate of return. Discount rates ranging from 0.8% to 11.3% were utilized in the valuation. For the Agila acquisition, significant unobservable inputs in the valuation include the probability of future payments to the seller of amounts withheld at the closing date. Significant changes in unobservable inputs could result in material changes to the contingent consideration liability. During the years ended December 31, 2013 and 2012, accretion of $32.3 million and $30.7 million, respectively, was recorded in interest expense. A fair value adjustment to increase the liability of approximately $3.1 million during the year ended December 31, 2013, was recorded as a component of selling, general and administrative expense.

Although the Company has not elected the fair value option for financial assets and liabilities, any future transacted financial asset or liability will be evaluated for the fair value election.

Available-for-Sale Securities
The amortized cost and estimated fair value of available-for-sale securities, included in prepaid expenses and other current assets, were as follows:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013
Debt securities	$26,533	$286	$(17)	$26,802
Equity securities	—	204	—	204
	$26,533	$490	$(17)	$27,006
December 31, 2012
Debt securities	$21,276	$1,550	$—	$22,826
Equity securities	—	102	—	102
	$21,276	$1,652	$—	$22,928

Maturities of available-for-sale debt securities at fair value as of December 31, 2013, were as follows:

(In thousands)
Mature within one year	$605
Mature in one to five years	10,254
Mature in five years and later	15,943
$26,802

7.	Debt
Receivables Facility
In February 2012, MPI entered into a $300 million accounts receivable securitization facility, which was expanded to $400 million in July 2012, pursuant to (i) a Purchase and Contribution Agreement, between MPI and Mylan Securitization LLC (“Mylan Securitization”), and (ii) a Receivables Purchase Agreement, among Mylan Securitization, as seller, MPI, as originator and servicer, certain conduit purchasers, committed purchasers and letter of credit issuers from time to time party thereto (collectively, the “Purchasers”), certain purchaser agents from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as agent (the “Agent”). The Company agreed to enter into a performance guarantee with respect to the obligations of MPI under these agreements.

Under the Purchase and Contribution Agreement, MPI will sell, on an ongoing basis, certain accounts receivable, related assets and the right to the collections on those accounts receivable to Mylan Securitization. Once sold to Mylan Securitization, the accounts receivable, related assets and rights to collection described above will be separate and distinct from MPI’s own assets and will not be available to MPI’s creditors should MPI become insolvent. The servicing, administration and collection of the accounts receivable will be conducted by MPI, as servicer. Under the terms of the Receivables Purchase Agreement, Mylan Securitization may, from time to time, obtain up to $400 million (in the form of cash or letters of credit for the benefit of MPI) from the Purchasers through the sale of its interest in such receivables, related assets and collections. The size of the accounts receivable securitization facility may be increased from time to time, upon request by Mylan Securitization and with the consent of the purchaser agents and the Agent, up to a maximum of $500 million. Purchases under the Receivables Purchase Agreement will be repaid as accounts receivable are collected, with new purchases being advanced as new accounts receivable are originated by MPI and sold to Mylan Securitization, with settlement occurring monthly. Mylan Securitization has the option to reduce the commitments under the Receivables Purchase Agreement. Mylan Securitization’s assets have been pledged to the Agent in support of its obligations under the Receivables Purchase Agreement. Any amounts outstanding under the facility will be recorded as a secured loan and the receivables underlying any borrowings will continue to be included in accounts receivable, net, in the Consolidated Balance Sheets of the Company. The accounts receivable securitization facility has a term of three years.

The Receivables Purchase Agreement contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the Receivables Purchase Agreement upon the occurrence of certain specified events, including, but not limited to, failure by Mylan Securitization to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable, bankruptcy and insolvency events.

As of December 31, 2013, the Consolidated Balance Sheets include $723.1 million of accounts receivable balances sold to Mylan Securitization, as well as $374 million of short-term borrowings. The interest rate on borrowings under this facility was approximately 0.93% at December 31, 2013.

Mylan Securitization holds trade accounts receivable whose cash flows are the primary source of repayment for its liabilities. Investors only have recourse to the assets held by Mylan Securitization. The Company is involved in these arrangements to the extent that it originates the accounts receivable and provides servicing activities.

Long-Term Debt
A summary of long-term debt is as follows:

(In thousands)	Coupon	December 31, 2013	December 31, 2012
U.S. Term Loans		$—	$1,156,250
Revolving Facility		60,000	—
2015 Cash Convertible Notes	3.750%	1,828,301	1,136,768
2016 Senior Notes (a)	1.800%	499,241	—
2016 Senior Notes (b)	1.350%	499,713	—
2017 Senior Notes (c)	7.625%	—	550,000
2018 Senior Notes (d)	2.600%	648,774	—
2018 Senior Notes (c)	6.000%	811,313	826,974
2019 Senior Notes (a)	2.550%	498,789	—
2020 Senior Notes (c)	7.875%	1,012,003	1,013,372
2023 Senior Notes (a)	3.125%	733,207	748,452
2023 Senior Notes (e)	4.200%	498,074	—
2043 Senior Notes (e)	5.400%	496,914	—
Other		132	132
		7,586,461	5,431,948
Less current portion		2	94,752
Total long-term debt		$7,586,459	$5,337,196
____________

(a)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.20% plus, in each case, accrued and unpaid interest.

(b)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.125% plus, in each case, accrued and unpaid interest.

(c)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.50% plus, in each case, accrued and unpaid interest.

(d)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.30% plus, in each case, accrued and unpaid interest.

(e)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.25% plus, in each case, accrued and unpaid interest.

Senior Credit Facilities
In June 2013, the Company entered into a Senior Credit Agreement with a syndication of banks, which contains a $1.50 billion revolving facility (the “Revolving Facility”), under which the Company may obtain extensions of credit, subject to the satisfaction of specified conditions, in U.S. Dollars or alternative currencies, including Euro, Sterling, Yen, and such other currencies that are acceptable to each lender under the Revolving Facility and the Administrative Agent. The Revolving Facility includes a $150 million subfacility for the issuance of letters of credit and a $125 million subfacility for swingline borrowings. At December 31, 2013, the Company had $60 million outstanding under the Revolving Facility. The interest rate on the Revolving Facility at December 31, 2013 was 1.43%. Amounts drawn on the Revolving Facility become due and payable on June 27, 2018.

The Senior Credit Agreement contains customary affirmative covenants for facilities of this type, including among others, covenants pertaining to the delivery of financial statements, notices of default and certain material events, maintenance of business and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, investments and loans, transactions with affiliates, payments of dividends and other restricted payments and changes in our lines of business. The Senior Credit Agreement contains a maximum consolidated leverage ratio financial covenant. We have been compliant with the financial covenant during 2013, and we expect to remain in compliance for the next twelve months.

In November 2011, the Company entered into a Senior Credit Agreement with a syndication of banks, which provided $1.25 billion in U.S. Term Loans and contained a $1.25 billion revolving facility.

In June 2013, in connection with its entry into the June 2013 Senior Credit Agreement, the Company terminated the credit agreement entered into in November 2011 (the “Prior Credit Agreement”). An amortization payment due in the first quarter of 2013 on the U.S. Term Loans was paid in March 2013, in the amount of $23.4 million. The remaining balance on the U.S. Term Loans of $1.13 billion was paid in June 2013, utilizing the proceeds from the June 2013 senior note offerings as described below. In addition, during the second quarter of 2013, the Company incurred a pre-tax charge of approximately $8.7 million related to the Senior Credit Agreement refinancing transaction related to the write-off of deferred financing fees, which was included in other (expense) income, net, in the Condensed Consolidated Statements of Operations.

Details of the interest rates in effect at December 31, 2012 on the outstanding borrowings under the term loans are in the table below:

	December 31, 2012
(In thousands)	Outstanding	Basis	Rate
U.S. Term Loans:
Swapped to Fixed Rate - January 2014 (1)	$500,000	Fixed	2.35%
Swapped to Fixed Rate - March 2014 (1)	$350,000	Fixed	2.20%
Floating Rate	$306,250	LIBOR + 1.75%	1.96%
Total U.S. Term Loans	$1,156,250
____________

(1)
Effective January 2012, $500 million of the U.S. Term Loans had been swapped to a fixed rate of 0.60% plus the specified spread under the Senior Credit Agreement through January 2014. Effective March 2012, an additional $350 million of the U.S. Term Loans had been swapped to a fixed rate of 0.45% plus the specified spread under the Senior Credit Agreement through March 2014. As of December 31, 2012, the specified spread under the Senior Credit Agreement was 175 basis points. These swaps were designated as cash flow hedges of the variability in interest expense related to our variable rate debt.

Senior Notes
Senior Notes issued November 2013

In November 2013, the Company issued $500 million aggregate principal amount of 1.350% Senior Notes due November 2016, $500 million aggregate principal amount of 2.550% Senior Notes due March 2019, $500 million aggregate principal amount of 4.200% Senior Notes due November 2023 and $500 million aggregate principal amount of 5.400% Senior Notes due November 2043 (collectively the “November 2013 Senior Notes”) in a registered offering pursuant to an effective Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”). The November 2013 Senior Notes were issued pursuant to an indenture dated as of November 29, 2013 (the “Base Indenture”) and the first supplemental indenture dated as of November 29, 2013, both of which were entered into by and between the Company and The Bank of New York Mellon as trustee. Interest payments on the November 2013 Senior Notes are due semi-annually in arrears on May 29th and November 29th of each year beginning May 29, 2014 except in the case of the 2.550% Senior Notes due 2019 where interest payments are due semi-annually in arrears on March 28th and September 28th of each year beginning March 28, 2014.

The Company may redeem the 4.200% Senior Notes due in 2023 and the 5.400% Senior Notes due 2043 at any time on or after three months prior to their maturity in the case of the 4.200% Senior Notes due in 2023 and six months prior to their maturity in the case of the 5.400% Senior Notes due in 2043, at a redemption price equal to 100% of the principal amount of the 4.200% November 2023 Senior Notes or 5.400% November 2043 Senior Notes, as the case may be, to be redeemed, plus in each case accrued and unpaid interest up to, but excluding the redemption date.

The net proceeds from the offering were used to fund the acquisition of Agila and for general corporate purposes, including, but not limited to, the repayment of short-term borrowings and funding of the October 2013 share repurchase program. The outstanding balance under the November 2013 Senior Notes at December 31, 2013 was $1.99 billion, which includes a discount of $6.5 million.

Senior Notes issued June 2013

In June 2013, the Company issued $500 million aggregate principal amount of 1.800% Senior Notes due 2016 and $650 million aggregate principal amount of 2.600% Senior Notes due June 2018 (collectively the “June 2013 Senior Notes”). These notes are the Company’s senior unsecured obligations and were issued to qualified institutional buyers in accordance with Rule 144A and to persons outside of the U.S. pursuant to Regulation S under the Securities Act in a private offering exempt from the registration requirements of the Securities Act. The June 2013 Senior Notes were issued pursuant to an indenture dated as of June 25, 2013 entered into by and between the Company and The Bank of New York Mellon as trustee. Interest payments on the June 2013 Senior Notes are due semi-annually in arrears on June 24th and December 24th of each year beginning December 24, 2013.

In June 2013 and in connection with the offering of the June 2013 Senior Notes, the Company entered into a registration rights agreement with the initial purchasers of the Notes. Pursuant to the registration rights agreement, the Company was obligated to use commercially reasonable efforts (1) to file a registration statement with respect to an offer to exchange the June 2013 Senior Notes (the “exchange offer”) for new notes with the same aggregate principal amount and terms substantially identical in all material respects and (2) to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act. The Company filed a registration statement with the SEC, which was declared effective on January 31, 2014. The exchange offer will expire on March 3, 2014, unless extended or terminated by the Company. Net proceeds from the June 2013 Senior Notes were used to repay all of its outstanding $1.13 billion in U.S. Term Loans under the Prior Credit Agreement and for general corporate purposes.

The Company has entered into interest rate swaps that convert $500 million of 1.800% Senior Notes due 2016 principal debt to a variable rate, which was 1.41% at December 31, 2013. At December 31, 2013, the $499.2 million of 1.800% Senior Notes due 2016 debt is net of a $0.3 million discount and a fair value adjustment of $0.4 million associated with interest rate swaps.

July 2017 Senior Notes Redemption

On July 18, 2013, the Company redeemed all of its outstanding 7.625% Senior Notes due 2017 pursuant to their terms for a total of $608.8 million, including a $58.8 million redemption premium. The Company recorded a pre-tax charge of approximately $63.9 million during the current quarter related to the redemption of the 7.625% Senior Notes due 2017, comprised of the redemption premium and the write-off of deferred financing fees, which was included in other (expense) income, net, in the Condensed Consolidated Statements of Operations. The redemption of the 7.625% Senior Notes due 2017 was funded through borrowings under the Revolving Facility.

Cash Convertible Notes
In 2008, Mylan issued $575 million aggregate principal amount of Cash Convertible Notes due 2015. The Cash Convertible Notes bear stated interest at a rate of 3.75% per year and an effective interest rate of 9.5%. The effective interest rate is based on the rate for a similar instrument that does not have a conversion feature. The Cash Convertible Notes are not convertible into our common stock or any other securities under any circumstance.

On September 15, 2008, concurrent with the sale of the Cash Convertible Notes, Mylan entered into a convertible note hedge and warrant transaction with certain counterparties. Pursuant to the warrant transactions, the Company sold to the counterparties warrants to purchase in the aggregate up to approximately 43.2 million shares of Mylan common stock, subject to anti-dilution adjustments substantially similar to the anti-dilution adjustments for the Cash Convertible Notes, which under most circumstances represents the maximum number of shares that underlie the conversion reference rate for the Cash Convertible Notes. The sold warrants had an exercise price of $20.00 and will be net share settled, meaning that Mylan will issue a number of shares per warrant corresponding to the difference between its share price at each warrant expiration date and the exercise price. The warrants meet the definition of derivatives under the guidance in ASC 815; however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40, the warrants have been recorded in shareholders’ equity in the Consolidated Balance Sheets.

In the third quarter of 2011, the Company entered into amendments with the counterparties to exchange the original warrants with an exercise price of $20.00 (the “Old Warrants”) with new warrants with an exercise price of $30.00 (the “New Warrants”). Approximately 41.0 million of the Old Warrants were exchanged in the transaction. All other terms and settlement provisions of the Old Warrants remain unchanged in the New Warrants. As part of the amendments, the Company paid the holders of the Old Warrants approximately $3.66 per warrant or $150 million in total.

Below is the summary of the components of the Cash Convertible Notes:

(In thousands)	December 31, 2013	December 31, 2012	Balance Sheet Classification
Outstanding principal	$573,963	$575,000	Long-term debt
Equity component carrying amount	1,303,300	636,300	Long-term debt
Unamortized discount	(48,962)	(74,532)	Long-term debt
Net debt carrying amount	$1,828,301	$1,136,768
Purchased call options	$1,303,300	$636,300	Other assets

Holders may convert their notes subject to certain conversion provisions including (i) during any quarter if the closing price of our common stock exceeds 130% of the respective conversion price per share. During a defined period at the end of the previous quarter; (ii) during a defined period following five consecutive trading days in which the trading price per $1,000 principal amount was less than 98% of the product of the closing price of our common stock on such day and the applicable conversion reference rate; (iii) if the Company makes specified distributions to holders of our common stock including sales of rights or common stock on a preferential basis, certain distribution of assets or other securities or rights to all holders of our common stock or certain transactions resulting in substantially all shares of our common stock being converted into cash, securities or other property; or (iv) upon a change of control or if our securities cease to be traded on a major U.S. stock exchange.

As of December 31, 2013, because the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day in the December 31, 2013 period, was more than 130% of the applicable conversion reference price of $13.32, the $574.0 million of Cash Convertible Notes was currently convertible. Although the Company’s experience is that convertible debentures are not normally converted by investors until close to their maturity date, it is possible that some debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the Company is required to pay the full conversion value in cash. Should holders elect to convert, the Company intends to draw on its Revolving Facility to fund any principal payments. The amount payable per $1,000 notional bond would be calculated as the product of (1) the conversion reference rate (currently 75.0751) and (2) the average Daily Volume Weighted Average Price per share of common stock for a specified period following the conversion date. Any payment above the principal amount is matched by a convertible note hedge.

Fair Value
At December 31, 2013, the fair value of the Senior Notes was approximately $5.85 billion, and at December 31, 2012, the fair value of the Senior Notes and Senior Convertible Notes was approximately $3.43 billion. At December 31, 2013 and December 31, 2012, the fair value of the Cash Convertible Notes was approximately $1.88 billion and $1.22 billion, respectively. The fair values of the Senior Notes and Cash Convertible Notes were valued at quoted market prices from broker or dealer quotations and were classified as Level 2 in the fair value hierarchy. Based on quoted market rates of interest and maturity schedules for similar debt issues, the fair values of the U.S. Term Loans and Revolving Facility, determined based on Level 2 inputs, approximate their carrying values at December 31, 2013 and December 31, 2012.

Mandatory minimum repayments remaining on the outstanding long-term debt at December 31, 2013, excluding the discounts, premium and conversion features, are as follows for each of the periods ending December 31:

(In thousands)	Total
2014	$2
2015	574,093
2016	1,000,000
2017	—
2018	1,510,000
Thereafter	3,250,000
Total	$6,334,095

8.	Comprehensive Earnings
Accumulated other comprehensive loss, as reflected on the Consolidated Balance Sheets, is comprised of the following:

(In thousands)	December 31, 2013	December 31, 2012
Accumulated other comprehensive loss:
Net unrealized gains on marketable securities, net of tax	$300	$1,033
Net unrecognized losses and prior service cost related to defined benefit plans, net of tax	(8,699)	(13,890)
Net unrecognized gains (losses) on derivatives, net of tax	84,788	(30,820)
Foreign currency translation adjustment	(316,520)	(42,821)
	$(240,131)	$(86,498)

Components of other comprehensive earnings (loss), before tax, consist of the following:

(In thousands)	Year Ended December 31, 2013
	Gains and Losses on Derivatives in Cash Flow Hedging Relationships			Gains and Losses on Marketable Securities	Defined Benefit Plan Items	Foreign Currency Translation Adjustment	Totals
	Foreign currency forward contracts	Interest rate swaps	Total
Balance at December 31, 2012, net of tax			$(30,820)	$1,033	$(13,890)	$(42,821)	$(86,498)
Other comprehensive earnings (loss) before reclassifications, before tax			117,655	(1,244)	9,697	(273,699)	(147,591)
Amounts reclassified from accumulated other comprehensive loss, before tax:
Gain (loss) on foreign exchange forward contracts classified as cash flow hedges, included in net revenues	(60,493)		(60,493)				(60,493)
Gain (loss) on interest rate swaps classified as cash flow hedges, included in interest expense		(1,465)	(1,465)				(1,465)
Gain (loss) on interest rate swaps classified as cash flow hedges, included in other (expense) income, net		(818)	(818)				(818)
Realized gain (loss) on sale of marketable securities, included in other (expense) income, net				(116)			(116)
Amortization of prior service costs included in selling, general and administrative expenses					338		338
Amortization of actuarial gain (loss) included in selling, general and administrative expenses					1,161		1,161
Amounts reclassified from accumulated other comprehensive loss, before tax			(62,776)	(116)	1,499	—	(61,393)
Net other comprehensive earnings (loss), before tax			180,431	(1,128)	8,198	(273,699)	(86,198)
Income tax related to items of other comprehensive earnings (loss)			(64,823)	395	(3,007)	—	(67,435)
Balance at December 31, 2013, net of tax			$84,788	$300	$(8,699)	$(316,520)	$(240,131)

	Year Ended December 31,
(In thousands)	2012	2011
Defined benefit plans:
Unrecognized gain (loss) and prior service cost arising during the period	$(13,293)	$(2,998)
Less: Actuarial loss included in net earnings	(2,009)	(877)
Less: Amortization of actuarial gain included in net earnings	(354)	(106)
Net change in unrecognized losses and prior service cost related to defined benefit plans	$(10,930)	$(2,015)

Derivatives in cash flow hedging relationships:
Amount of loss recognized in AOCE on derivatives (effective portion)	$(28,116)	$(70,273)
Less: Reclassification of loss from AOCE into earnings (effective portion)	(46,603)	(21,211)
Net unrecognized loss on derivatives	$18,487	$(49,062)

Net unrealized gain on marketable securities:
Unrealized gain on marketable securities	$(1)	$228
Less: Reclassification for gain included in net earnings	71	178
Net unrealized gain on marketable securities	$(72)	$50

9.	Income Taxes

Income tax provision consisted of the following components:

	Year Ended December 31,
(In thousands)	2013	2012	2011
Federal:
Current	$89,449	$167,172	$96,725
Deferred	(41,090)	(30,111)	28,138
	48,359	137,061	124,863
State and Puerto Rico:
Current	18,025	27,805	8,111
Deferred	(1,935)	(8,151)	1,819
	16,090	19,654	9,930
Foreign:
Current	100,467	75,431	68,605
Deferred	(44,108)	(71,001)	(87,565)
	56,359	4,430	(18,960)
Income tax provision	$120,808	$161,145	$115,833
Earnings before income taxes and noncontrolling interest:
Domestic	$513,805	$690,545	$537,009
Foreign	233,535	113,534	117,627
Total earnings before income taxes and noncontrolling interest	$747,340	$804,079	$654,636

For all periods presented, the allocation of earnings before income taxes and noncontrolling interest between domestic and foreign operations includes intercompany interest allocations between certain domestic and foreign subsidiaries. These amounts are eliminated on a consolidated basis.

In 2011, the benefit from the reduction of the deferred tax liability related to intangible assets was greater than the amount of foreign current taxes payable that related to the foreign pre-tax income for the year.

Temporary differences and carryforwards that result in deferred tax assets and liabilities were as follows:

(In thousands)	December 31, 2013	December 31, 2012
Deferred tax assets:
Employee benefits	$145,070	$119,434
Legal matters	31,409	30,683
Accounts receivable allowances	137,176	120,718
Inventories	21,782	31,791
Financial instruments	—	16,108
Other reserves	17,001	15,882
Tax credits	11,975	14,676
Net operating losses carryforwards	326,310	293,251
Intangible assets	44,819	62,584
Capital loss carryforward	16,003	18,645
Convertible debt	51,513	40,549
Other	38,233	66,093
	841,291	830,414
Less: Valuation allowance	(279,518)	(249,382)
Total deferred tax assets	561,773	581,032
Deferred tax liabilities:
Plant and equipment	137,009	103,222
Intangibles	502,167	371,880
Clean energy investments	25,939	15,754
Financial instruments	64,424	—
Other	21,117	48,715
Total deferred tax liabilities	750,656	539,571
Deferred tax (liabilities) assets, net	$(188,883)	$41,461

For those foreign subsidiaries whose investments are permanent in duration, U.S. income and foreign withholding taxes have not been provided on the amount by which the investment in those subsidiaries as recorded for financial reporting exceeds the tax basis. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled approximately $310 million at December 31, 2013. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable. No deferred taxes have been recorded on the instances whereby the Company’s investment in foreign subsidiaries is currently greater for U.S. tax purposes than for GAAP purposes, as management has no current plans that would cause that temporary difference to reverse in the foreseeable future.

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	Year Ended December 31,
	2013	2012	2011
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes and credits	1.0%	1.1%	1.1%
Foreign rate differential	(13.0)%	(7.5)%	(13.1)%
Other foreign items	1.2%	(2.0)%	2.6%
Uncertain tax positions	(0.6)%	(3.4)%	(4.5)%
Foreign tax credits, net	(2.6)%	(3.2)%	(5.7)%
Valuation allowance	4.7%	2.9%	(0.2)%
Clean energy and research credits (1)	(5.7)%	(2.5)%	(0.4)%
Other	(3.8)%	(0.4)%	2.9%
Effective tax rate	16.2%	20.0%	17.7%
___________

(1)	Includes the U.S. Internal Revenue Code (“IRC”) Section 45 income tax credits earned from the Company’s investments in clean energy partnerships.

Valuation Allowance
A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2013, a valuation allowance has been applied to certain foreign and state deferred tax assets in the amount of $279.5 million. The valuation allowance increased by $30.1 million during 2013.

Net Operating Losses

As of December 31, 2013, the Company has net operating loss carryforwards for international and U.S. state income tax purposes of approximately $2.6 billion, some of which will expire in fiscal years 2014 through 2030, while others can be carried forward indefinitely. Of these loss carryforwards, $1.9 billion are state losses. Most of the state net operating losses are attributable to Pennsylvania, where a taxpayer’s use is limited to the greater of 20% of taxable income or $3.0 million each taxable year. In addition, the Company has foreign net operating loss carryforwards of approximately $700 million, of which $400 million can be carried forward indefinitely, with the remainder expiring in years 2014 through 2033. Most of the net operating losses (foreign and state) have a full valuation allowance.

The Company has a $47.0 million foreign capital loss carryforward expiring in 2017. A full valuation allowance is recorded against this loss.

Tax Examinations

Mylan is subject to ongoing IRS examinations and is a voluntary participant in the IRS Compliance Assurance Process. The years 2010 through 2013 are the open years under examination. The years 2008 and 2009 have one issue open in the IRS Appeals process. Tax and interest continue to be accrued related to certain tax positions.

The Company’s major state taxing jurisdictions remain open from fiscal year 2007 through 2013, with several state audits currently in progress. The Company’s major international taxing jurisdictions remain open from 2006 through 2013, some of which are indemnified by Merck KGaA and Strides Arcolab for tax assessments.

Accounting for Uncertainty in Income Taxes

The impact of an uncertain tax position that is more likely than not of being sustained upon audit by the relevant taxing authority must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained.

As of December 31, 2013 and 2012, the Company’s Consolidated Balance Sheets reflect liabilities for unrecognized tax benefits of $174.7 million and $132.3 million, of which $120.4 million and $126.9 million, respectively, would affect the

Company’s effective tax rate if recognized. Accrued interest and penalties included in the Consolidated Balance Sheets were $65.6 million and $14.8 million as of December 31, 2013 and December 31, 2012. For the years ended December 31, 2013, 2012 and 2011, Mylan recognized $0.5 million, $(9.1) million and $(0.7) million, respectively, for interest expense (income)related to uncertain tax positions. Interest expense and penalties related to income taxes are included in the tax provision.

A reconciliation of the unrecognized tax benefits is as follows:

	Year Ended December 31,
(In thousands)	2013	2012	2011
Unrecognized tax benefit — beginning of year	$132,336	$162,885	$203,350
Additions for current year tax positions	4,090	5,684	964
Additions for prior year tax positions	5,280	—	5,048
Reductions for prior year tax positions	—	(5,849)	(7,878)
Settlements	(368)	(764)	(7,434)
Reductions due to expirations of statute of limitations	(11,770)	(29,620)	(22,293)
Foreign currency translation	—	—	(8,872)
Addition due to acquisition	45,083	—	—
Unrecognized tax benefit — end of year	$174,651	$132,336	$162,885

The Company believes that it is reasonably possible that the amount of unrecognized tax benefits will decrease in the next twelve months by approximately $15 million, involving federal and state tax audits and settlements, and expirations of certain state and foreign statutes of limitations. The Company does not anticipate significant increases to the reserve within the next 12 months.

10.	Preferred and Common Stock

The Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, to provide the Board with sufficient time to assess and evaluate any takeover bid and explore and develop a reasonable response. Effective November 1999, the Rights Agreement was amended to eliminate certain limitations on the Board’s ability to redeem or amend the rights to permit an acquisition and also to eliminate special rights held by incumbent directors unaffiliated with an acquiring shareholder. The Rights Agreement will expire on August 13, 2014 unless it is extended or such rights are earlier redeemed or exchanged.

In fiscal year 1985, the Board authorized 5,000,000 shares of $0.50 par value preferred stock. Prior to November 19, 2007, no preferred stock had been issued. On November 19, 2007, the Company completed public offerings of 2,139,000 shares of 6.50% mandatorily convertible preferred stock (“preferred stock”) at $1,000 per share, as well as an offering of 55,440,000 shares of common stock at $14.00 per share, pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. On November 15, 2010, the conversion of the 6.50% mandatorily convertible preferred stock were converted into 125,234,172 shares of Mylan’s common stock was completed at the minimum conversion rate.

11.	Stock-Based Incentive Plan

Mylan’s shareholders have approved the 2003 Long-Term Incentive Plan (as amended, the “2003 Plan”). Under the 2003 Plan, as amended, 55,300,000 shares of common stock are reserved for issuance to key employees, consultants, independent contractors and non-employee directors of Mylan through a variety of incentive awards, including: stock options, stock appreciation rights, restricted shares and units, performance awards, other stock-based awards and short-term cash awards. Stock option awards are granted at the fair value of the shares underlying the options at the date of the grant, generally become exercisable over periods ranging from three to four years, and generally expire in ten years.

Upon approval of the 2003 Plan, no further grants of stock options have been made under any other plan.

The following table summarizes stock option activity:

	Number of Shares Under Option	Weighted Average Exercise Price per Share
Outstanding at December 31, 2010	23,840,049	$15.99
Options granted	4,943,178	22.40
Options exercised	(4,514,170)	15.09
Options forfeited	(669,801)	19.05
Outstanding at December 31, 2011	23,599,256	$17.42
Options granted	3,130,843	23.37
Options exercised	(9,360,396)	15.40
Options forfeited	(753,086)	20.24
Outstanding at December 31, 2012	16,616,617	$19.54
Options granted	2,182,035	32.92
Options exercised	(4,367,871)	17.80
Options forfeited	(866,900)	23.12
Outstanding at December 31, 2013	13,563,881	$22.05
Vested and expected to vest at December 31, 2013	12,769,967	$21.80
Options exercisable at December 31, 2013	8,005,682	$18.82

As of December 31, 2013, options outstanding, options vested and expected to vest, and options exercisable had average remaining contractual terms of 6.52 years, 6.41 years and 5.22 years, respectively. Also at December 31, 2013, options outstanding, options vested and expected to vest and options exercisable had aggregate intrinsic values of $289.6 million, $275.8 million and $196.8 million, respectively.

A summary of the status of the Company’s nonvested restricted stock and restricted stock unit awards, including performance based restricted stock, as of December 31, 2013 and the changes during the year ended December 31, 2013 are presented below:

	Number of Restricted Stock Awards	Weighted Average Grant-Date Fair Value Per Share
Nonvested at December 31, 2012	2,498,316	$22.47
Granted	1,862,236	30.98
Released	(819,797)	21.81
Forfeited	(218,919)	26.78
Nonvested at December 31, 2013	3,321,836	$27.13

Of the 1,862,236 awards granted during the year ended December 31, 2013, 1,150,871 vest ratably over three years, 628,951 vest in three years, subject to performance obligations, 47,420 vest after the first year, and 34,994 vest two-thirds after two years, with the remaining one-third vesting after the third year.

As of December 31, 2013, the Company had $63.9 million of total unrecognized compensation expense, net of estimated forfeitures, related to all of its stock-based awards, which will be recognized over the remaining weighted average vesting period of 1.62 years. The total intrinsic value of stock-based awards exercised and restricted stock units converted during the years ended December 31, 2013 and 2012 was $96.5 million and $111.7 million.

With respect to options granted under the Company’s stock-based compensation plans, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield and employee exercise behavior. Expected volatilities utilized in the model are based mainly on the implied volatility of the Company’s stock price and other factors. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The model incorporates exercise and post-

vesting forfeiture assumptions based on an analysis of historical data. The expected lives of the grants are derived from historical and other factors.

The assumptions used are as follows:

	Year Ended December 31,
	2013	2012	2011
Volatility	23.9%	29.7%	33.0%
Risk-free interest rate	1.1%	1.0%	2.4%
Expected term of options (years)	6.1	5.9	6.0
Forfeiture rate	5.5%	5.5%	5.5%
Weighted average grant date fair value per option	$8.49	$7.00	$8.13

12.	Employee Benefits
Defined Benefit Plans
The Company sponsors various defined benefit pension plans in several countries. Benefit formulas are based on varying criteria on a plan by plan basis. Mylan’s policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws. The Company funds non-domestic pension liabilities in accordance with laws and regulations applicable to those plans, which typically results in these plans being unfunded. The Company has a plan covering certain employees in the United States and Puerto Rico to provide for limited reimbursement of post-retirement supplemental medical coverage. In addition, in December 2001, the Supplemental Health Insurance Program for Certain Officers of the Company was adopted to provide full post-retirement medical coverage to certain officers and their spouses and dependents. These plans generally provide benefits to employees who meet minimum age and service requirements. The net amounts accrued related to these benefits were $60.4 million and $61.2 million at December 31, 2013 and 2012.
Defined Contribution Plans
The Company sponsors defined contribution plans covering certain of its employees in the United States and Puerto Rico, as well as certain employees in a number of countries outside the U.S. Its domestic defined contribution plans consist primarily of a 401(k) retirement plan with a profit sharing component for non-union represented employees and a 401(k) retirement plan for union-represented employees. Profit sharing contributions are made at the discretion of the Board. Its non-domestic plans vary in form depending on local legal requirements. The Company’s contributions are based upon employee contributions, service hours, or pre-determined amounts depending upon the plan. Obligations for contributions to defined contribution plans are recognized as expense in the Consolidated Statements of Operations when they are earned.

In December 2009, the Company adopted a 401(k) Restoration Plan (the “Restoration Plan”). The Restoration Plan permits employees who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code.

Also in December 2009, the Company adopted an Income Deferral Plan (the “Income Deferral Plan”), which permits certain management or highly compensated employees who are designated by the plan administrator to participate in the Income Deferral Plan to elect to defer up to 50% of base salary and up to 100% of bonus compensation, in each case, in addition to any amounts that may be deferred by such participants under the Profit Sharing 401(k) Plan and the Restoration Plan. In addition, under the Income Deferral Plan, eligible participants may be granted employee deferral awards, which awards will be subject to the terms and conditions (including vesting) as determined by the plan administrator at the time such awards are granted.

Total employer contributions to defined contribution plans were approximately $79.0 million, $68.4 million and $55.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Other Benefit Arrangements

The Company provides supplemental life insurance benefits to certain management employees. Such benefits require annual funding and may require accelerated funding in the event that the Company would experience a change in control.

The Company participated in a multi-employer pension plan under previous collective bargaining agreements. The PACE Industry Union-Management Pension Fund, (the “Plan”), provides defined benefits to certain retirees and certain production and maintenance employees at the Company’s manufacturing facility in Morgantown, West Virginia who were covered by the previous collective bargaining agreements. Pursuant to a new collective bargaining agreement entered into on April 16, 2012, the Company withdrew from the Plan effective May 10, 2012. In the fourth quarter of 2013, the Plan trustee notified the Company that its withdrawal liability was approximately $27 million, which has been accrued by the Company as of December 31, 2013. The Company is in the process of reviewing and validating the Plan’s assumptions utilized in determining the withdrawal liability. The Employee Identification Number for this Plan is 11-6166763.

For the years ended, December 31, 2012 and 2011 the Company made contributions to the Plan, totaling $1.8 million and $4.2 million, respectively. For the Plan Year 2011, the Company’s contributions were in excess of 5% of the total contributions for the Plan. The Pension Protection Act (“PPA”) zone status for the Plan as of December 31, 2013, 2012, and 2011 is critical. Zone status is based on information provided by the Plan to the Company. Generally, a plan is deemed to be in critical status if the funded percentage is less than 65%, which is determined by dividing the Plan’s total assets by its liabilities on the valuation date.

As a result of the critical status of the Plan, in July 2010 the trustees of the Plan adopted a rehabilitation plan, to delay the potential insolvency of the Plan. Under the rehabilitation plan, the Company’s employer contributions for 2011 and 2012 were increased by a 10% surcharge.

13.	Segment Information

Mylan has two segments, “Generics” and “Specialty.” The Generics segment primarily develops, manufactures, sells and distributes generic or branded generic pharmaceutical products in tablet, capsule, injectable or transdermal patch form, as well as API. The Specialty segment engages mainly in the development, manufacture and sale of branded specialty nebulized and injectable products.

The Company’s chief operating decision maker evaluates the performance of its segments based on total revenues and segment profitability. Segment profitability represents segment gross profit less direct R&D expenses and direct selling, general and administrative expenses. Certain general and administrative and R&D expenses not allocated to the segments, litigation settlements, net, impairment charges and other expenses not directly attributable to the segments, are reported in Corporate/Other. Additionally, amortization of intangible assets and other purchase accounting related items, as well as any other significant special items, are included in Corporate/Other. Items below the earnings from operations line on the Company’s Consolidated Statements of Operations are not presented by segment, since they are excluded from the measure of segment profitability. The Company does not report depreciation expense, total assets and capital expenditures by segment, as such information is not used by the chief operating decision maker.

The accounting policies of the segments are the same as those described in Note 2 to Consolidated Financial Statements. Intersegment revenues are accounted for at current market values and are eliminated at the consolidated level.

Presented in the table below is segment information for the periods identified and a reconciliation of segment information to total consolidated information.

(In thousands)	Generics Segment	Specialty Segment	Corporate / Other(1)	Consolidated
Year Ended December 31, 2013
Total revenues
Third party	$5,900,624	$1,008,519	$—	$6,909,143
Intersegment	5,673	19,334	(25,007)	—
Total	$5,906,297	$1,027,853	$(25,007)	$6,909,143

Segment profitability	$1,656,323	$461,552	$(982,346)	$1,135,530

Year Ended December 31, 2012
Total revenues
Third party	$5,946,203	$849,907	$—	$6,796,110
Intersegment	3,088	36,991	(40,079)	—
Total	$5,949,291	$886,898	$(40,079)	$6,796,110

Segment profitability	$1,706,783	$319,243	$(916,677)	$1,109,349

Year Ended December 31, 2011
Total revenues
Third party	$5,544,975	$584,850	$—	$6,129,825
Intersegment	2,480	70,005	(72,485)	—
Total	$5,547,455	$654,855	$(72,485)	$6,129,825

Segment profitability	$1,607,910	$240,440	$(842,901)	$1,005,449
____________

(1)
Includes certain corporate general and administrative and R&D expenses; litigation settlements, net; certain intercompany transactions, including eliminations; amortization of intangible assets and certain purchase accounting items; impairment charges; and other expenses not directly attributable to segments.

The Company’s net revenues are generated via the sale of products in the following therapeutic categories:

	Year Ended December 31,
(In thousands)	2013	2012	2011
Allergy	$850,222	$741,487	$476,990
Anti-infectives	1,080,334	1,034,332	1,005,278
Cardiovascular	1,162,280	1,156,348	1,037,644
Central Nervous System	1,393,339	1,473,928	1,214,046
Dermatological	247,881	157,296	143,769
Endocrine and Metabolic	568,337	645,936	535,383
Gastrointestinal	365,849	418,934	492,683
Respiratory System	259,653	229,249	250,692
Other (1)	928,711	892,736	949,792
	$6,856,606	$6,750,246	$6,106,277
____________

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of consolidated net revenues.

Geographic Information
The Company’s principal geographic markets are North America, Europe, and Rest of World. Net revenues are classified based on the geographic location of the customers and are as follows:

	Year Ended December 31,
(In thousands)	2013	2012	2011
North America
United States	$3,937,031	$3,909,518	$3,242,985
Other	160,710	202,809	206,899
Europe (1)	1,974,764	1,694,236	1,781,184
Rest of World	784,101	943,683	875,209
	$6,856,606	$6,750,246	$6,106,277
 ____________

(1)	Net revenues in France consisted of approximately 10%, 9% and 11% of consolidated net revenues for the years ended December 31, 2013, 2012 and 2011, respectively.

14.	Commitments

Operating Leases
The Company leases certain property under various operating lease arrangements. These leases generally provide the Company with the option to renew the lease at the end of the lease term. For the years ended December 31, 2013, 2012 and 2011, the Company had lease expense of $40.5 million, $39.3 million and $36.3 million, respectively.

Future minimum lease payments under operating lease commitments are as follows:

(In thousands)
December 31,
2014	$38,292
2015	30,535
2016	18,320
2017	9,858
2018	6,767
Thereafter	17,662
$121,434

Other Commitments

The Company is contractually obligated to make potential future development, regulatory and commercial milestone, royalty and/or profit sharing payments in conjunction with collaborative agreements or acquisitions that the Company has entered into with third parties. The most significant of these such obligations relates to the potential future consideration related to the 2011 respiratory delivery platform acquisition and the 2013 Agila acquisition. These payments are contingent upon the occurrence of certain future events and, given the nature of these events, it is unclear when, if ever, the Company may be required to pay such amounts. Further, the timing of any future payment is not reasonably estimable. The amount of contingent consideration accrued was $665 million at December 31, 2013.

The Company has entered into an exclusive collaboration on the development, manufacturing, supply and commercialization of multiple, high value generic biologic compounds and three insulin analog products for the global marketplace. Mylan plans to provide funding related to the collaboration over the next several years that could total approximately $50 million or more per year.

In the fourth quarter of 2013, the Company entered into a licensing agreement with Pfizer for the exclusive worldwide rights to develop, manufacture and commercialize a novel long-acting muscarinic antagonist compound. As part of the agreement, the Company made an upfront development payment, which is included as a component of R&D expense in 2013, and could make additional payments upon the achievement of certain milestones as the Company’s development continues over the next several years. Depending on the commercialization of this novel compound and the level of future sales and profits, the Company could also be obligated to make payments upon the occurrence of certain sales milestones, along with sales royalties and profit sharing payments.

Additionally, Mylan has entered into product development agreements under which the Company has agreed to share in the development costs as they are incurred by our partners. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

The Company has also entered into employment and other agreements with certain executives and other employees that provide for compensation, retirement and certain other benefits. These agreements provide for severance payments under certain circumstances. Additionally, the Company has split-dollar life insurance agreements with certain retired executives.

In the normal course of business, Mylan periodically enters into employment, legal settlement and other agreements which incorporate indemnification provisions. While the maximum amount to which Mylan may be exposed under such agreements cannot be reasonably estimated, the Company maintains insurance coverage, which management believes will effectively mitigate the Company’s obligations under these indemnification provisions. No amounts have been recorded in the Consolidated Financial Statements with respect to the Company’s obligations under such agreements.

15.	Contingencies
Legal Proceedings
The Company is involved in various disputes, governmental and/or regulatory inquiries and proceedings, and litigation matters that arise from time to time, some of which are described below. The Company is also party to certain matters for which Merck KGaA or Strides Arcolab has agreed to indemnify the Company, pursuant to the respective sale and purchase agreements.

While the Company believes that it has meritorious defenses with respect to the claims asserted against it and intends to vigorously defend its position, the process of resolving matters through litigation or other means is inherently uncertain, and it is not possible to predict the ultimate resolution of any such proceeding. It is possible that an unfavorable resolution of any of the matters described below, or the inability or denial of Merck KGaA, Strides Arcolab or another indemnitor or insurer to pay an indemnified claim, could have a material effect on the Company’s financial position, results of operations and/or cash flows, and could cause the market value of our stock to decline. Unless otherwise disclosed below, the Company is unable to predict the outcome of the respective litigation or to provide an estimate of the range of reasonably possible losses. Legal costs are recorded as incurred and are classified in selling, general and administrative expenses in the Company’s Consolidated Statements of Operations.

Lorazepam and Clorazepate
On June 1, 2005, a jury verdict was rendered against Mylan, MPI, and co-defendants Cambrex Corporation and Gyma Laboratories in the U.S. District Court for the District of Columbia in the amount of approximately $12.0 million, which has been accrued for by the Company. The jury found that Mylan and its co-defendants willfully violated Massachusetts, Minnesota and Illinois state antitrust laws in connection with API supply agreements entered into between the Company and its API supplier (Cambrex) and broker (Gyma) for two drugs, Lorazepam and Clorazepate, in 1997, and subsequent price increases on these drugs in 1998. The case was brought by four health insurers who opted out of earlier class action settlements agreed to by the Company in 2001 and represents the last remaining antitrust claims relating to Mylan’s 1998 price increases for Lorazepam and Clorazepate. Following the verdict, the Company filed a motion for judgment as a matter of law, a motion for a new trial, a motion to dismiss two of the insurers and a motion to reduce the verdict. On December 20, 2006, the Company’s motion for judgment as a matter of law and motion for a new trial were denied and the remaining motions were denied on January 24, 2008. In post-trial filings, the plaintiffs requested that the verdict be trebled and that request was granted on January 24, 2008. On February 6, 2008, a judgment was issued against Mylan and its co-defendants in the total amount of approximately $69.0 million, which, in the case of three of the plaintiffs, reflects trebling of the compensatory damages in the original verdict (approximately $11.0 million in total) and, in the case of the fourth plaintiff, reflects their amount of the compensatory damages in the original jury verdict plus doubling this compensatory damage award as punitive damages assessed against each of the defendants (approximately $58.0 million in total), some or all of which may be subject to indemnification obligations by Mylan. Plaintiffs are also seeking an award of attorneys’ fees and litigation costs in unspecified amounts and prejudgment interest of approximately $8.0 million. The Company and its co-defendants appealed to the U.S. Court of Appeals for the D.C. Circuit and have challenged the verdict as legally erroneous on multiple grounds. The appeals were held in abeyance pending a ruling on the motion for prejudgment interest, which has been granted. Mylan has contested this ruling along with the liability finding and other damages awards as part of its appeal, which was filed in the Court of Appeals for the D.C. Circuit. On January 18, 2011, the Court of Appeals issued a judgment remanding the case to the District Court for further proceedings based on lack of diversity with respect to certain plaintiffs. On June 13, 2011, Mylan filed a certiorari petition with the U.S. Supreme Court requesting review of the judgment of the D.C. Circuit. On October 3, 2011, the certiorari petition was denied. The case is now proceeding before the District Court. On January 14, 2013, following limited court-ordered jurisdictional discovery, the plaintiffs filed a fourth amended complaint containing additional factual averments with respect to the diversity of citizenship of the parties, along with a motion to voluntarily dismiss 755 (of 1,387), self-funded customers whose presence would destroy the District Court’s diversity jurisdiction. The plaintiffs also moved for a remittitur (reduction) of approximately $8.1 million from the full damages award. Mylan's brief in response to the new factual averments in the complaint was filed on February 13, 2013. In addition to disputing the sufficiency of many of the plaintiffs’ jurisdictional averments, Mylan argues that the case should be dismissed in its entirety, or that alternatively all of the self-funded customer claims should be dismissed. Mylan also argues for additional discovery and a new trial on damages. Briefing on these issues is complete, and a decision is pending.

In connection with the Company’s appeal of the judgment, the Company submitted a surety bond underwritten by a third-party insurance company in the amount of $74.5 million in February 2008. On May 30, 2012, the District Court ordered the amount of the surety bond reduced to $66.6 million.

Pricing and Medicaid Litigation
Beginning in September 2003, Mylan, MPI and/or Mylan Institutional Inc. (formerly known as UDL Laboratories, Inc. and hereafter “MII”), a wholly owned subsidiary of the Company, together with many other pharmaceutical companies, have been named in civil lawsuits filed by state attorneys general (“AGs”) and municipal bodies within the state of New York alleging generally that the defendants defrauded the state Medicaid systems by allegedly reporting “Average Wholesale Prices”

and/or “Wholesale Acquisition Costs” that exceeded the actual selling price of the defendants’ prescription drugs, causing state programs to overpay pharmacies and other providers. To date, Mylan, MPI and/or MII have been named as defendants in substantially similar civil lawsuits filed by the AGs of Alabama, Alaska, California, Florida, Hawaii, Idaho, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Oklahoma, South Carolina, Texas, Utah and Wisconsin, and also by the city of New York and approximately 40 counties across New York State. Several of these cases were transferred to the AWP multi-district litigation proceedings pending in the U.S. District Court for the District of Massachusetts for pretrial proceedings. Other cases have been litigated in the state courts in which they were filed. Each of the cases seeks money damages, civil penalties and/or double, treble or punitive damages, counsel fees and costs, equitable relief and/or injunctive relief. Mylan and its subsidiaries have denied liability and have defended each of these actions vigorously.

In May 2008, an amended complaint was filed in the U.S. District Court for the District of Massachusetts by a private plaintiff on behalf of the United States of America against Mylan, MPI, MII and several other generic manufacturers. The original complaint was filed under seal in April 2000, and Mylan, MPI and MII were added as parties in February 2001. The claims against Mylan, MPI, MII and the other generic manufacturers were severed from the April 2000 complaint (which remains under seal) as a result of the federal government’s decision not to intervene in the action as to those defendants. The complaint alleged violations of the False Claims Act and set forth allegations substantially similar to those alleged in the state AG cases mentioned in the preceding paragraph and purported to seek nationwide recovery of any and all alleged overpayment of the “federal share” under the Medicaid program, as well as treble damages and civil penalties. In December 2010, the Company completed a settlement of this case (except for the claims related to the California federal share) and the Texas state action mentioned above. This settlement resolved a significant portion of the damages claims asserted against Mylan, MPI and MII in the various pending pricing litigations. In addition, Mylan has reached settlements of the Alabama, Alaska, California (including the “federal share”), Florida, Hawaii, Idaho, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, New York state and county, Oklahoma. South Carolina and Utah state actions. The Company has also reached agreements in principle to settle the Illinois, Wisconsin and Missouri actions, which are contingent upon the execution of definitive settlement documents. With regard to the remaining state actions, the Company had accrued approximately $50.0 million at December 31, 2012 and $56.0 million at December 31, 2013. There were no settlement payments made during the year ended December 31, 2013. The Company reviews the status of these actions on an ongoing basis, and from time to time, the Company may settle or otherwise resolve these matters on terms and conditions that management believes are in the best interests of the Company. There are no assurances that settlements reached and/or adverse judgments received, if any, will not exceed amounts that may be provided for. However, the range of reasonably possible loss above the amount provided for cannot be estimated.

Dey L.P. (now known as Mylan Specialty L.P. and hereafter “Mylan Specialty”), a wholly owned subsidiary of the Company, was named as a defendant in several class actions brought by consumers and third-party payors. Mylan Specialty reached a settlement of these class actions, which was approved by the court and all claims have been dismissed. Additionally, a complaint was filed under seal by a plaintiff on behalf of the United States of America against Mylan Specialty in August 1997. In August 2006, the Government filed its complaint-in-intervention and the case was unsealed in September 2006. The Government asserted that Mylan Specialty was jointly liable with a codefendant and sought recovery of alleged overpayments, together with treble damages, civil penalties and equitable relief. Mylan Specialty completed a settlement of this action in December 2010. These cases all have generally alleged that Mylan Specialty falsely reported certain price information concerning certain drugs marketed by Mylan Specialty, that Mylan Specialty caused false claims to be made to Medicaid and to Medicare, and that Mylan Specialty caused Medicaid and Medicare to make overpayments on those claims.

Under the terms of the purchase agreement with Merck KGaA, Mylan is fully indemnified for the claims in the preceding paragraph and Merck KGaA is entitled to any income tax benefit the Company realizes for any deductions of amounts paid for such pricing litigation. Under the indemnity, Merck KGaA is responsible for all settlement and legal costs, and, as such, these settlements had no impact on the Company’s Consolidated Statements of Operations. At December 31, 2013, the Company has accrued approximately $64.1 million in other current liabilities, which represents its estimate of the remaining amount of anticipated income tax benefits due to Merck KGaA. Substantially all of Mylan Specialty’s known claims with respect to this pricing litigation have been settled.

Modafinil Antitrust Litigation and FTC Inquiry
Beginning in April 2006, Mylan and four other drug manufacturers have been named as defendants in civil lawsuits filed in or transferred to the U.S. District Court for the Eastern District of Pennsylvania by a variety of plaintiffs purportedly representing direct and indirect purchasers of the drug Modafinil and in a lawsuit filed by Apotex, Inc., a manufacturer of generic drugs, seeking approval to market a generic Modafinil product. These actions allege violations of federal antitrust and state laws in connection with the generic defendants’ settlement of patent litigation with Cephalon relating to Modafinil. On March 29, 2010, the Court in the Eastern District of Pennsylvania denied the defendants’ motions to dismiss. Fact discovery closed on February 11, 2011. Briefing on dispositive motions is ongoing.

In addition, by letter dated July 11, 2006, Mylan was notified by the U.S. Federal Trade Commission (“FTC”) of an investigation relating to the settlement of the Modafinil patent litigation. In its letter, the FTC requested certain information from Mylan, MPI and Mylan Technologies, Inc. pertaining to the patent litigation and the settlement thereof. On March 29, 2007, the FTC issued a subpoena, and on April 26, 2007, the FTC issued a civil investigative demand to Mylan, requesting additional information from the Company relating to the investigation. Mylan has cooperated fully with the government’s investigation and completed all requests for information. On February 13, 2008, the FTC filed a lawsuit against Cephalon in the U.S. District Court for the District of Columbia and the case has subsequently been transferred to the U.S. District Court for the Eastern District of Pennsylvania. On July 1, 2010, the FTC issued a third party subpoena to Mylan, requesting documents in connection with its lawsuit against Cephalon. Mylan has responded to the subpoena. Mylan is not named as a defendant in the FTC’s lawsuit, although the complaint includes certain allegations pertaining to Mylan's settlement with Cephalon.

Minocycline
On May 1, 2012, the FTC issued a civil investigative demand to Mylan pertaining to an investigation being conducted to determine whether Medicis Pharmaceutical Corporation, Mylan, and/or other generic companies engaged in unfair methods of competition with regard to Medicis’ branded Solodyn products and generic Solodyn products, as well as the 2010 settlement of Medicis’ patent infringement claims against Mylan and Matrix Laboratories Limited (now known as Mylan Laboratories Limited). Mylan is cooperating with the FTC and has responded to the requests for information.

Beginning in July 2013, Mylan and Mylan Laboratories Limited, along with eight other parties, have been named as defendants in civil lawsuits filed by a variety of plaintiffs in the U.S. District Court for the Eastern District of Pennsylvania, the District of Arizona, and the District of Massachusetts. The plaintiffs purport to represent direct and indirect purchasers of branded or generic Solodyn®, and assert violations of federal and state laws, including allegations in connection with separate settlements by Medicis with each of the other defendants of patent litigation relating to generic Solodyn.

Pioglitazone
Beginning in December 2013, Mylan, Takeda, and several other drug manufacturers have been named as defendants in civil lawsuits filed in the U.S. District Court for the Southern District of New York by plaintiffs which purport to represent indirect purchasers of branded or generic Actos® and Actoplus Met®. These actions allege violations of state competition laws in connection with the defendants’ settlements of patent litigation in 2010 relating to Actos and Actoplus Met.

EpiPen® Auto-Injector Advertising Inquiries
During 2012, the Massachusetts AG and the Oregon Department of Justice issued civil investigation demands to Mylan Specialty, regarding the marketing and sale of EpiPen® and EpiPen Jr® Auto-Injector in both states, seeking information about an EpiPen® Auto-Injector television commercial. Mylan cooperated with these requests and resolved both inquires in November 2013.

EU Commission Proceedings
On or around July 8, 2009, the European Commission (the “EU Commission” or the “Commission”) stated that it had initiated antitrust proceedings pursuant to Article 11(6) of Regulation No. 1/2003 and Article 2(1) of Regulation No. 773/2004 to explore possible infringement of Articles 81 and 82 EC and Articles 53 and 54 of the EEA Agreement by Les Laboratoires Servier (“Servier”) as well as possible infringement of Article 81 EC by the Company’s Indian subsidiary, Mylan Laboratories Limited (formerly known as Matrix Laboratories Limited), and four other companies, each of which entered into agreements with Servier relating to the product Perindopril. On July 30, 2012, the European Commission issued a Statement of Objections to Servier SAS, Servier Laboratories Limited, Les Laboratories Servier, Adir, Biogaran, Krka, d.d. Novo mesto, Lupin Limited, Mylan Laboratories Limited, Mylan Inc., Niche Generics Limited, Teva UK Limited, Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals Europe B.V., and Unichem Laboratories Limited. Mylan Inc. and Mylan Laboratories Limited have filed responses to the Statement of Objections and are vigorously defending themselves against allegations contained therein.

On October 6, 2009, the Company received notice that the EU Commission was initiating an investigation pursuant to Article 20(4) of Regulation No. 1/2003 to explore possible infringement of Articles 81 and 82 EC by the Company and its affiliates. Mylan S.A.S., acting on behalf of its Mylan affiliates, has produced documents and other information in connection with the inquiry and continues to respond to other requests for additional information. The Company is cooperating with the Commission in connection with the investigation, and no statement of objections has been filed against the Company in connection with the investigation.

On March 19, 2010, Mylan and Generics [U.K.] Limited, a wholly owned subsidiary of the Company, received notice that the EU Commission had opened proceedings against Lundbeck with respect to alleged unilateral practices and/or agreements related to Citalopram in the European Economic Area. A Statement of Objections was issued to Lundbeck, Merck KGaA, Generics [U.K.] Limited, Arrow, Resolution Chemicals, Xelia Pharmaceuticals, Alpharma, A.L. Industrier and Ranbaxy on July 25, 2012. Generics [U.K.] Limited filed a response to the Statement of Objections and vigorously defended itself against allegations contained therein. On June 19, 2013, the European Commission issued a decision finding that Generics [U.K.] Limited, as well as the companies noted above, had violated EU competition rules and required Generics [U.K.] Limited to pay approximately €7.8 million, jointly and severally with Merck KGaA. Generics [U.K.] Limited has appealed the European Commission’s decision. Generics [U.K.] Limited has also sought indemnification from Merck KGaA with respect to the €7.8 million issued against Merck KGaA and Generics [U.K.] Limited jointly and severally. Merck KGaA has counterclaimed against Generics [U.K.] Limited seeking the same. During the year ended December 31, 2013, the Company accrued approximately $10.3 million related to this matter. There are no assurances that settlements reached and/or adverse judgments received, if any, will not exceed amounts that may be provided for. However, the range of reasonably possible loss above the amount provided for cannot be estimated.

U.K. Office of Fair Trading
On August 12, 2011, Generics [U.K.] Limited received notice that the Office of Fair Trading was opening an investigation to explore the possible infringement of the Competition Act 1998 and Article 101 and 102 of the Treaty on the Functioning of the European Union, with respect to alleged agreements related to Paroxetine. On April 19, 2013, a Statement of Objections was issued to GlaxoSmithKline, Generics [U.K.] Limited, Alpharma and Ivax LLC. Generics [U.K.] Limited filed a response to the Statement of Objections, defending itself against the allegations contained therein.

South African Competition Commission
Mylan's South African affiliate received a summons and a request for appearance and information, dated February 22, 2013, regarding a supply agreement between Aspen Pharmacare Holdings (Pty) Ltd. and Mylan Laboratories Limited pertaining to a fixed dose combination antiretroviral product. The summons was issued in respect of two complaints in connection with this Agreement. An amended complaint and Initiation Statement were received on June 21, 2013. Mylan has produced documents and information in connection with this matter. Mylan is continuing to cooperate in this investigation. The complaint has not been referred to the Competition Tribunal.

Product Liability
The Company is involved in a number of product liability lawsuits and claims related to alleged personal injuries arising out of certain products manufactured and/or distributed by the Company, including but not limited to its Fentanyl Transdermal System, Phenytoin, Propoxyphene, and Alendronate. The Company believes that it has meritorious defenses to these lawsuits and claims and is vigorously defending itself with respect to those matters. From time to time, the Company has agreed to settle or otherwise resolve certain lawsuits and claims on terms and conditions that are in the best interests of the Company. The Company had accrued approximately $21.6 million at December 31, 2012 and $13.8 million at December 31, 2013.The reduction in the accrual during the current year was principally due to payments. There are no assurances that settlements reached and/or adverse judgments received, if any, will not exceed amounts that may be provided for. However, the range of reasonably possible loss above the amount provided for cannot be estimated.

Intellectual Property
On April 16, 2012, the Federal Circuit reversed and vacated a judgment of invalidity by the United States District Court for the District of Delaware in a patent infringement lawsuit by Eurand, Inc. (now known as Aptalis Pharmatech, Inc.), Cephalon, Inc., and Anesta AG against Mylan Inc. and MPI in relation to MPI’s abbreviated new drug application for extended-release cyclobenzaprine hydrochloride. On May 12, 2011, the District Court found, after trial, the patents-in-suit invalid as obvious. On May 13, 2011, MPI launched its cyclobenzaprine hydrochloride extended-release capsules. Plaintiffs appealed the District Court’s finding of obviousness to the Federal Circuit, and on May 24, 2011, the District Court issued an injunction order enjoining Mylan from selling any additional cyclobenzaprine products pending the Federal Circuit’s decision. Plaintiffs were required to post a $10 million bond. Mylan appealed the District Court’s injunction and filed a motion to stay the injunction pending resolution of the appeal. On May 25, 2011, the Federal Circuit temporarily stayed the injunction pending full briefing on Mylan’s motion to stay. On July 7, 2011, the Federal Circuit reinstated the injunction preventing further sales pending a decision on the appeal. On April 16, 2012, the Federal Circuit reversed and vacated the District Court’s invalidity judgment and dismissed without prejudice Mylan’s appeal of the injunction. The Company filed a petition for rehearing en banc and on July 25, 2012, the petition was denied. The Company filed a petition for certiorari to the United States Supreme Court on October 23, 2012 and on January 14, 2013, the petition was denied. The case was remanded to the District Court for consideration of the issue of damages. On April 4, 2013, the District Court ordered that the effective date of approval of Mylan’s Abbreviated New Drug Application shall not be earlier than the later to expire of the patents-in-suit, unless otherwise ordered by the Court, and enjoined Mylan from manufacturing, using, offering to sell, selling, or importing its products until after the later of the expiration dates of the patents-in-suit, unless otherwise ordered by the Court. The trial on the issue of damages is scheduled to commence on September 2, 2014.

In these and other situations, the Company has used its business judgment to decide to market and sell products, notwithstanding the fact that allegations of patent infringement(s) or other potential third party rights have not been finally resolved by the courts (i.e., an “at-risk launch” situation). The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement may include, among other things, damages measured by the profits lost by the patent owner and not necessarily by the profits earned by the infringer. In the case of willful infringement, the definition of which is subjective, such damages may be increased up to three times. Moreover, because of the discount pricing typically involved with bioequivalent products, patented branded products generally realize a substantially higher profit margin than bioequivalent products. An adverse decision in cases involving an “at-risk launch” could have a material adverse effect on our financial position, including our results of operations and cash flows.

Other Litigation
The Company is involved in various other legal proceedings that are considered normal to its business, including but not limited to certain proceedings assumed as a result of the acquisition of the former Merck Generics business and Agila. While it is not possible to predict the ultimate outcome of such other proceedings, the ultimate outcome of any such proceeding is not currently expected to be material to the Company’s financial position, results of operations or cash flows.

Mylan Inc.
Supplementary Financial Information
Quarterly Financial Data
(Unaudited, in thousands, except per share data)

Year Ended December 31, 2013

	Three-Month Period Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Total revenues	$1,631,490	$1,701,701	$1,767,426	$1,808,526
Gross profit	693,490	742,384	808,518	795,951
Net earnings	107,544	178,616	159,423	180,949
Net earnings attributable to Mylan Inc. common shareholders	106,882	177,689	158,908	180,232
Earnings per share(1):
Basic	$0.27	$0.47	$0.42	$0.48
Diluted	$0.27	$0.46	$0.40	$0.45
Share prices(2):
High	$31.01	$31.87	$38.95	$44.50
Low	$27.54	$27.96	$30.37	$37.87

Year Ended December 31, 2012

	Three-Month Period Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$1,583,655	$1,687,814	$1,801,786	$1,722,854
Gross profit	670,229	702,637	793,122	742,316
Net earnings	129,469	139,173	212,086	162,160
Net earnings attributable to Mylan Inc. common shareholders	129,079	138,550	211,257	161,964
Earnings per share(1):
Basic	$0.30	$0.33	$0.52	$0.40
Diluted	$0.30	$0.33	$0.51	$0.39
Share prices(2):
High	$23.69	$23.54	$24.55	$28.30
Low	$20.75	$20.64	$21.54	$23.44
____________

(1)	The sum of earnings per share for the quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

(2)	Closing prices are as reported on the NASDAQ Stock Market.